                          OFFER TO PURCHASE FOR CASH

                    ALL OUTSTANDING SHARES OF COMMON STOCK

                       (INCLUDING THE ASSOCIATED RIGHTS)

                                      OF

                                BBN CORPORATION

                                      AT

                               $29 NET PER SHARE

                                      BY

                        GTE MASSACHUSETTS INCORPORATED

                         A WHOLLY OWNED SUBSIDIARY OF

                                GTE CORPORATION


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JUNE 9, 1997, UNLESS EXTENDED.


  THE BOARD OF DIRECTORS OF BBN CORPORATION (THE "COMPANY") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, AND UNANIMOUSLY RECOMMENDS ACCEPTANCE OF THE OFFER AND APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER BY THE STOCKHOLDERS OF THE COMPANY.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES OF COMMON STOCK, $1.00 PAR VALUE PER SHARE (INCLUDING THE ASSOCIATED RIGHTS) (COLLECTIVELY, THE "SHARES"), WHICH, WHEN ADDED TO THE SHARES THEN BENEFICIALLY OWNED BY GTE CORPORATION ("PARENT") CONSTITUTES AT LEAST TWO-THIRDS OF THE TOTAL NUMBER OF SHARES OUTSTANDING (THE "MINIMUM CONDITION"). THE MINIMUM CONDITION MAY BE WAIVED BY GTE MASSACHUSETTS INCORPORATED ("PURCHASER"). SEE SECTION 16.

                               ----------------

                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of such holder's Shares (as defined herein) should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing the tendered Shares and all other required documents to the Depositary, or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase or (b) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

  Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in
Section 3 of this Offer to Purchase.

  Questions and requests for assistance and for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer materials may also be obtained from brokers, dealers, commercial banks or trust companies.

                               ----------------

                    The Dealer Managers for the Offer are:

                             GOLDMAN, SACHS & CO.

                               ----------------

              The date of this Offer to Purchase is May 12, 1997

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
INTRODUCTION..............................................................   3
 1. Terms of the Offer....................................................   5
 2. Acceptance for Payment and Payment....................................   6
 3. Procedures for Tendering Shares.......................................   7
 4. Withdrawal Rights.....................................................   9
 5. Certain Tax Considerations............................................  10
 6. Price Range of Shares; Dividends......................................  11
 7. Certain Information Concerning the Company............................  11
 8. Certain Information Concerning Purchaser and Parent...................  15
 9. Sources and Amounts of Funds..........................................  17
10. Background of the Offer; Contacts with the Company....................  18
11. The Offer and Merger; Merger Agreement; Stock Option Agreement........  19
12. Purpose of the Offer and the Merger; Plans for the Company............  33
13. Effect of the Offer on the Market for the Shares; Exchange Act
    Registration; Margin Regulations......................................  33
14. Dividends and Distributions...........................................  34
15. Extension of Tender Period; Amendment; Termination....................  35
16. Conditions to the Offer...............................................  36
17. Certain Legal Matters; Regulatory Approvals...........................  37
18. Fees and Expenses.....................................................  40
19. Miscellaneous.........................................................  40

Schedule I Directors and Executive Officers of Parent and Purchaser

To the Holders of Common Stock of
BBN Corporation:

                                 INTRODUCTION

  GTE Massachusetts Incorporated, a Massachusetts corporation ("Purchaser") and a wholly owned subsidiary of GTE Corporation, a New York corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, $1.00 par value per share (the "Company Common Stock") and the associated common stock purchase rights (the "Rights," and together with the Company Common Stock, "Shares"), of BBN Corporation, a Massachusetts corporation (the "Company"), at $29.00 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of Goldman, Sachs & Co., which are acting as the Dealer Managers (in such capacity, the "Dealer Manager"), The First National Bank of Boston (the "Depositary"), and D.F. King & Co., Inc. (the "Information Agent"), incurred in connection with the Offer in accordance with the terms of agreements entered into between Purchaser and such persons. See Section 18. For purposes of this Offer to Purchase, references to "Section" are references to a section of this Offer to Purchaser, unless the context otherwise requires.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES THEN BENEFICIALLY OWNED BY PARENT, CONSTITUTES AT LEAST TWO-THIRDS OF THE TOTAL NUMBER OF SHARES OUTSTANDING. THE MINIMUM CONDITION MAY BE WAIVED BY PURCHASER. SEE SECTION 16.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 5, 1997 (the "Merger Agreement"), by and among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, that as promptly as practicable following the completion of the Offer and the satisfaction or waiver of certain conditions, including the purchase of Shares pursuant to the Offer (sometimes referred to herein as the "consummation" of the Offer) and the approval and adoption of the Merger Agreement by the stockholders of the Company, if required by applicable law, Purchaser will be merged with and into the Company (the "Merger"), with the Company as the surviving corporation (the "Surviving Corporation"). In the Merger, each issued and outstanding Share (other than Dissenting Shares (as hereinafter defined)) not owned by Parent, Purchaser, the Company or any of their wholly owned subsidiaries will be converted into and represent the right to receive $29.00 in cash or any higher price that may be paid per Share in the Offer, without interest (the "Merger Price"). See Section 11.

  THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD" OR "BOARD OF DIRECTORS") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, AND UNANIMOUSLY RECOMMENDS ACCEPTANCE OF THE OFFER AND APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER BY THE STOCKHOLDERS OF THE COMPANY.

  Alex. Brown & Sons Incorporated (the "Company's Financial Advisor"), financial advisor to the Company, has delivered to the Board a written opinion dated May 6, 1997 to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the cash consideration to be received by the holders of Shares (other than Parent and its affiliates) in the Offer and the Merger is fair to such holders from a financial point of view. A copy of such opinion is included with the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders concurrently herewith, and should be read carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken by the Company's Financial Advisor.

  The Merger Agreement provides that in the event that Purchaser acquires at least a majority of the Shares outstanding pursuant to the Offer, Parent shall be entitled to designate for appointment or election to the Board, upon written notice to the Company, such number of persons so that the designees of Parent constitute the same percentage (but in no event less than a majority) of the Board (rounded up to the next whole number) as the percentage of Shares acquired pursuant to the Offer. Prior to the consummation of the Offer, the Company will increase the size of the Board or obtain the resignation of such number of directors as is necessary to enable such number of Parent designees to be so elected. In the Merger Agreement, the Company, Parent and Purchaser have agreed to use their respective reasonable best efforts to ensure that at least two of the members of the Board shall, at all times prior to the Effective Time (as defined in Section 11 hereof) be, Continuing Directors (as defined below). Following the election or appointment of Purchaser's designees as set forth above and prior to the Effective Time, any amendment of the Merger Agreement or any amendment to the Articles of Organization or By-Laws of the Company inconsistent with the Merger Agreement, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or any waiver of any of the Company's rights under the Merger Agreement will require the concurrence of a majority of the Continuing Directors. For purposes hereof, the term "Continuing Director" means (i) any member of the Board as of the date of the Merger Agreement, (ii) any member of the Board who is unaffiliated with, and not a designee or nominee of Parent or Purchaser, or
(iii) any successor of a Continuing Director who is (A) unaffiliated with, and not a designee or nominee of, Parent or Purchaser, and (B) recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board, and, in the case under clause (iii) who is not an employee of the Company.

  According to the Company, as of May 5, 1997, (i) 21,230,097 Shares were validly issued and outstanding, (ii) 3,733,729 Shares would be issuable upon exercise of outstanding Options (as defined in Section 11) (both vested and unvested), (iii) 2,823,000 Shares would be issuable upon conversion of the Company's 6% Convertible Subordinated Notes due 2012 (the "Subordinated Notes"), (iv) under certain circumstances up to 120,000 Shares would be issuable pursuant to the ESPP (as defined in Section 11) and (v) 4,225,000 Shares were reserved for issuance upon exercise of the Termination Option (as defined in Section 11). Based upon the foregoing information and assuming (i) none of the Options will be exercised for Shares and all such Options will instead be cancelled or converted as provided in Section 11 hereof, (ii) no Shares will be issued pursuant to the ESPP and instead all rights to acquire Shares pursuant to the ESPP will be cancelled in exchange for a cash payment as provided in Section 11 hereof, (iii) none of the Subordinated Notes will be converted into Shares and (iv) none of the common stock purchase rights (the "Rights") issued under the Rights Agreement dated as of June 23, 1988, between the Company and The First National Bank of Boston, as Rights Agent (as amended, the "Rights Agreement"), will be exercised for Shares, the Minimum Condition would be satisfied if 14,153,398 Shares were validly tendered and not withdrawn. Prior to the execution of the Merger Agreement, the Rights Agreement was amended so that the transactions contemplated by the Merger Agreement are exempt from certain provisions of the Rights Agreement.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER

  Upon the terms and subject to the conditions of the Offer, Purchaser will accept for payment and pay for all Shares which are validly tendered prior to the Expiration Date and not withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, June 9, 1997, unless and until Purchaser, subject to the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

  Pursuant to the Merger Agreement, and subject to the terms and conditions of the Offer, if all of the Conditions (as defined in Section 16) are not satisfied on the initial Expiration Date, and the Merger Agreement has not been terminated in accordance with its terms, Purchaser shall extend (and re-extend) the Offer to provide time to satisfy such Conditions through the Final Termination Date. The "Final Termination Date" shall initially be August 15, 1997, provided, however, if Purchaser shall extend the Offer pursuant to the provisions of the last sentence of this paragraph beyond August 15, 1997, the Final Termination Date shall be November 15, 1997. From and after the Final Termination Date, if all of the Conditions have not been satisfied on any Expiration Date of the Offer and the Merger Agreement has not been terminated in accordance with its terms, Purchaser may but shall not be obligated to extend and re-extend the Offer to provide time to satisfy such Conditions. In addition, whether or not the Conditions have been satisfied, Purchaser may extend and re-extend the Offer, from time to time, but in no event beyond November 15, 1997 if it believes such extension is advisable in order to facilitate the orderly transition of the business of the Company and to preserve and maintain the Company's business relationships. Parent and Purchaser do not expect to utilize this right to extend the Offer. See Section 15.

  Subject to the terms of the Merger Agreement, Purchaser expressly reserves the right to amend the terms and conditions of the Offer in any respect by giving oral or written notice of such amendment to the Depositary. Without the consent of the Company, however, no amendment may be made which (x) decreases the price per Share or changes the form of consideration payable in the Offer,
(y) decreases the number of Shares sought, or (z) imposes additional conditions to the Offer or amends any other term of the Offer in any manner adverse to the holders of Shares.

  The Offer is subject to certain Conditions set forth in Section 16, including satisfaction of the Minimum Condition and the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). If any such Condition is not satisfied prior to the expiration of the Offer, Purchaser may, subject to the terms of the Merger Agreement, (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such Condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered and not withdrawn by the Expiration Date or (iv) delay acceptance for payment of (whether or not the Shares have theretofore been accepted for payment), or payment for, any Shares tendered and not withdrawn, subject to applicable law, until satisfaction or waiver of the Conditions to the Offer. For a description of Purchaser's right to extend the period of time during which the Offer is open, and to amend, delay or terminate the Offer, see Section 15. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the obligation of Purchaser under such rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a release to the Dow Jones News Service.

  If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

  If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including the Minimum Condition), subject to the Merger Agreement, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is required to allow for adequate dissemination to stockholders and investor response. If, prior to the Expiration Date, Purchaser should decide to increase the price per Share being offered in the Offer, such increase will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 AM through 12:00 midnight, New York City time, as computed in accordance with Rule 14d-1 under the Exchange Act.

  The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT

  Upon the terms and subject to the terms of the Merger Agreement and the Conditions of the Offer, Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn prior to the Expiration Date as soon as practicable after the Expiration Date. For a description of Purchaser's right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see Section 15.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment tendered Shares if, as and when Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting such payments to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares ("Stock Certificates") or confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in Section 3), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or in the case of a book-entry transfer, an Agent's Message (as defined in Section 3) and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see Section

3. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER ON THE CONSIDERATION PAID FOR SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

  If Purchaser increases the consideration to be paid for Shares pursuant to the Offer, Purchaser will pay such increased consideration for all Shares purchased pursuant to the Offer.

  Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Stock Certificates are submitted for more Shares than are tendered, Stock Certificates for Shares not purchased or tendered will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at one of the Book-Entry Transfer Facilities (as defined in Section 3)), without expense to the tendering stockholder, as promptly as practicable after the expiration or termination of the Offer.

3. PROCEDURES FOR TENDERING SHARES

  VALID TENDER. To tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees or an Agent's Message (in the case of any book-entry transfer), and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) the Stock Certificates evidencing such Shares to be tendered must be received by the Depositary along with the Letter of Transmittal or
(ii) such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary including an Agent's Message, in each case prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

  BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at each of The Depository Trust Company and the Philadelphia Depository Trust Company (collectively referred to as the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with the procedures of such Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof) properly completed and duly executed, together with any required signature guarantees and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a recognized member of a Medallion Signature Guarantee Program or by any other "eligible guarantor institution" as defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution.

  If a Stock Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Stock Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Stock Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Stock Certificate, with the signature(s) on such Stock Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

  GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Stock Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary prior to the Expiration Date as provided below; and

    (iii) the Stock Certificates for such Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange (the "NYSE") is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, INCLUDING THROUGH BOOK-ENTRY TRANSFER FACILITIES, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

  BACK-UP FEDERAL INCOME TAX WITHHOLDING. Under the federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain stockholders pursuant to the Offer. In order to avoid such backup withholding, each tendering stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to back-up federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal (see Instruction 10 of the Letter of Transmittal) or by filing a Form W-9 with the Depositary prior to any such payments. If the stockholder is a nonresident alien or foreign entity not subject to backup withholding, the stockholder must give the Depositary a completed Form W-8 Certificate of Foreign Status prior to receipt of any payments.

  OTHER REQUIREMENTS. By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as the stockholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the stockholder's rights with respect to the Shares tendered by the stockholder and accepted for payment by Purchaser (and any and all other Shares or other securities or property issued or issuable in respect of such Shares on or after the date of the Merger Agreement). All such proxies and powers of attorney shall be irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon acceptance for payment of the Shares by Purchaser. Upon such acceptance for payment, all prior proxies and consents given by the stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares and other securities, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser is able to exercise full voting and other rights with respect to such Shares (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

  A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

  DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been properly made until all defects and irregularities relating thereto have been cured or waived. Purchaser's interpretation of the terms and conditions of the Offer in this regard (including the Letter of Transmittal and the Instructions thereto) will be final and binding. None of Purchaser, Parent, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

4. WITHDRAWAL RIGHTS

  Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after July 11, 1997 if they have not previously been accepted for payment as provided in this Offer to Purchase.

  To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase.

Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Stock Certificates evidencing Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution), must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of Stock Certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular Stock Certificates evidencing the Shares to be withdrawn, or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn Shares.

  Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in
Section 3 at any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN TAX CONSIDERATIONS

  The following summary addresses the material federal income tax consequences to holders of Shares who sell their Shares in the Offer. The summary does not address all aspects of federal income taxation that may be relevant to particular holders of Shares and thus, for example, may not be applicable to holders of Shares who are not citizens or residents of the United States, who are employees and who acquired their Shares pursuant to the exercise of compensatory stock options, or who are entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the "Code") (such as insurance companies, tax-exempt entities and regulated investment companies); nor does this summary address the effect of any applicable foreign, state, local or other tax laws. The discussion assumes that each holder of Shares holds such Shares as a capital asset within the meaning of Section 1221 of the Code. The federal income tax discussion set forth below is included for general information only and is based upon present law. The precise tax consequences of the Offer (or the Merger) will depend on the particular circumstances of the holder. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO THEM OF THE PROPOSED TRANSACTION.

  The receipt of cash for Shares pursuant to the Offer (or the Merger) will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a stockholder who receives cash for Shares pursuant to the Offer (or the Merger) will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. Gain or loss will be calculated separately for each block of Shares tendered pursuant to the Offer.

  Under current law, the maximum federal tax rate applicable to long-term capital gains recognized by an individual is 28%, and the maximum federal tax rate applicable to ordinary income (including dividends and short-term capital gains recognized by individuals) is 39.6%. The maximum federal tax rate applicable to all capital gains and ordinary income recognized by a corporation is 35%. It is possible that legislation may be enacted that would reduce the maximum federal tax rate applicable to long-term capital gains, possibly with retroactive effect. It is not possible to predict whether or in what form any such legislation may be enacted, or the effective date of such legislation if enacted.

  WITHHOLDING. Unless a stockholder complies with certain reporting and/or certification procedures, or is an exempt recipient under applicable provisions of the Code (and regulations promulgated thereunder), such stockholder may be subject to a "backup" withholding tax of 31% with respect to any payments received in the Offer, the Merger or as a result of the exercise of the holder's dissenters' rights. Stockholders should contact their brokers to ensure compliance with such procedures. Foreign stockholders should consult with their tax advisors regarding U.S. withholding taxes in general.

  DISSENTERS. A stockholder who does not sell Shares in the Offer or the Merger and who exercises and perfects such stockholder's rights under the Business Corporation Law of the Commonwealth of Massachusetts, as amended ("MBCL"), to demand fair value for such Shares will recognize capital gain or loss (and may recognize an amount of interest income) attributable to any payment received pursuant to the exercise of such rights based upon the principles described above. See Section 17.

6. PRICE RANGE OF SHARES; DIVIDENDS

  The Shares are traded under the symbol "BBN" primarily on the NYSE and to a lesser extent on the Boston, Cincinnati, Midwest, Pacific and Philadelphia exchanges. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share on the NYSE.

                                                                 HIGH     LOW
                                                                ------- --------
      Fiscal Year Ended June 30, 1995:
        Quarter ended September 30, 1994....................... $18 3/4 $ 10
        Quarter ended December 31, 1994........................ $20 7/8 $ 12 5/8
        Quarter ended March 31, 1995........................... $22 1/4 $ 14 5/8
        Quarter ended June 30, 1995............................ $30     $ 16 1/2
      Fiscal Year Ended June 30, 1996:
        Quarter ended September 30, 1995....................... $39 3/8 $ 27 1/4
        Quarter ended December 31, 1995........................ $48 3/4 $ 28 1/4
        Quarter ended March 31, 1996........................... $40 7/8 $ 24 1/8
        Quarter ended June 30, 1996............................ $29 5/8 $ 20 1/4
      Fiscal Year Ended June 30, 1997:
        Quarter ended September 30, 1996....................... $22 1/4 $ 16 3/4
        Quarter ended December 31, 1996........................ $24 3/8 $ 17
        Quarter ended March 31, 1997........................... $27 1/2 $ 16 5/8
        Quarter ended June 30, 1997 (through May 9, 1997)...... $28 7/8 $ 15 3/4

  No cash dividends have been declared or paid on the Shares since June 30, 1992. The Merger Agreement prohibits the Company from declaring or paying any dividends until the effectiveness of the Merger.

  On April 7, 1997, approximately one month prior to the public announcement of the execution of the Merger Agreement, the closing sale price on the NYSE was $17 5/8. On May 5, 1997, the last full trading day prior to the announcement of the terms of the Merger Agreement, the last reported sales price per Share on the NYSE was $22 5/8. On May 9, 1997, the last full trading day prior to the commencement of the Offer, the last reported sales price per Share on the NYSE was $28 5/8. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. CERTAIN INFORMATION CONCERNING THE COMPANY.

  The following information concerning the Company has been taken from or based upon publicly available documents on file with the Securities and Exchange Commission (the "SEC"), other publicly available information and information provided by the Company. Although neither Purchaser nor Parent has any knowledge that would indicate that such information is untrue, neither Purchaser nor Parent takes any responsibility for, or makes any representation with respect to, the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

  GENERAL. The Company is a Massachusetts corporation with its principal offices located at 150 CambridgePark Drive, Cambridge, Massachusetts 02140 and is a leading provider of Internet and internetworking services and solutions to businesses and other organizations, and a provider of contract research, development, and consulting services to governmental and other organizations. The Company operates through two principal business units: BBN Planet and BBN Systems and Technologies. BBN Planet is responsible for the Company's Internet offerings to business and other organizational customers, and includes the Company's managed Internet access and value-added services and related network operations and Internet dial-up access capabilities. BBN Systems and Technologies focuses on providing networking solutions and contract research and development, principally for the federal government, as well as creating next generation technology for advanced Internet applications, and is organized into three principal groups: Internetwork Technologies, Information Systems and Technologies, and Physical Systems and Technologies. The Company's commercial speech recognition activities are included in BBN Systems and Technologies. The Company also has minority equity positions in a number of ancillary ventures which in the aggregate are immaterial to the Company's current financial condition.

  AVAILABLE INFORMATION. The Company is subject to the information requirements of the Exchange Act, and is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be described in periodic statements distributed to the Company's stockholders and filed with the SEC. These reports, proxy statements, and other information, including the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996 (the "Company 10-K"), the Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1996, December 31, 1996 and March 31, 1997 (to be filed on or before May 15, 1997) and the Schedule 14D-9, should be available for inspection and copying at the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office. Such material should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005. The SEC also maintains an Internet site on the world wide web at http://www.sec.gov that contains reports and other information.

  A copy of this Offer to Purchase, and certain of the agreements referred to herein, are attached to Purchaser's Tender Offer Statement on Schedule 14D-1, dated May 12, 1997 (the "Schedule 14D-1"), which has been filed with the SEC. The Schedule 14D-1 and the exhibits thereto, along with such other documents as may be filed by Purchaser with the SEC, may be examined and copied from the offices of the SEC in the manner set forth above.

  CERTAIN FINANCIAL INFORMATION FOR THE COMPANY. The following table sets forth certain summary consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the audited financial statements contained in the Company 10-K and the unaudited financial information contained in the Company's Quarterly Reports on Form 10-Q for the nine months ended March 31, 1996 and 1997 (to be filed on or before May 15, 1997). More comprehensive financial information is included in such reports and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such documents (which may be inspected and obtained as described above), including the financial statements and related notes contained therein. Neither Parent nor Purchaser assumes any responsibility for the accuracy of the financial information set forth below.

                                BBN CORPORATION

                  SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                          NINE MONTHS ENDED
                              MARCH 31               FISCAL YEAR
                             (UNAUDITED)            ENDED JUNE 30
                          ------------------  ----------------------------
                            1997      1996      1996      1995      1994
                          --------  --------  --------  --------  --------
INCOME STATEMENT DATA
Revenue.................. $254,145  $165,607  $234,339  $175,603  $160,711
Income (loss) from
 continuing operations...  (33,146)  (38,653)  (49,902)   67,102    (8,969)
Income (loss) from
 discontinued operations
 (net of taxes)..........   20,000    (7,029)   (6,740)   (2,258)    1,145
Net income (loss)........  (13,146)  (45,682)  (56,642)   64,844    (7,824)
BALANCE SHEET DATA (AT END OF
PERIOD)
Net current assets
(liabilities)............   85,099    83,275   120,111   116,003    65,308
Total assets.............  272,107   177,836   249,337   203,964   122,712
Stockholders' equity.....   69,016    36,832    79,336    82,552     7,271
PER SHARE INFORMATION
Income (loss) per share:
 Continuing operations... $  (1.54) $  (2.19) $  (2.80) $   3.73  $  (0.55)
 Discontinued operations.     0.93     (0.40)    (0.38)    (0.12)     0.07
                          --------  --------  --------  --------  --------
 Net income (loss) per    $  (0.61) $  (2.59) $  (3.18) $   3.61  $  (0.48)
 share................... ========  ========  ========  ========  ========

  PROJECTED FINANCIAL INFORMATION. In connection with Parent's review of the Company and in the course of the negotiations described in Section 10, the Company and its representatives provided Parent with certain business and financial information which Parent and Purchaser believe is not publicly available. Following is a summary of the material forecast and financial model information:

              SUMMARY FINANCIAL OUTLOOK (AS OF FEBRUARY 7, 1997)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                   FORECAST     FINANCIAL MODEL
                                                  FISCAL YEAR     FISCAL YEAR
                                                ENDING JUNE 30, ENDING JUNE 30,
                                                     1997            1998
                                                --------------- ---------------
INCOME STATEMENT DATA
Revenue
  BBN Planet...................................     $180.8          $345.1
  BBN System & Technologies....................      186.3           215.0
  Eliminations of interdivisional sales between
   business units..............................       (2.7)           (3.8)
                                                    ------          ------
                                                    $364.4          $556.3
                                                    ------          ------
Loss from operations
  Planet.......................................     $(48.5)         $(22.2)
  System & Technologies........................        5.8            10.0
  Unallocated corporate expenses, net..........       (3.1)           (4.1)
                                                    ------          ------
                                                    $(45.8)         $(16.3)
                                                    ------          ------
Interest expense, net..........................     $ (0.2)         $ (4.0)
                                                    ------          ------
Net loss.......................................     $(46.0)         $(20.3)
                                                    ======          ======
Net loss per share.............................     $(2.15)         $(0.94)
                                                    ======          ======

  According to the Company, the fiscal year 1998 financial model information
(i) reflects revenue from an Internet Services Agreement with AT&T Corp. ("AT&T"), but does not reflect the impact of certain material disagreements between the Company and AT&T regarding the terms of such agreement and (ii) assumes that the percentage of BBN Planet's revenue derived from the Company's contract with America OnLine, Incorporated will be consistent with the percentage of revenue derived from such contract reported for fiscal year 1997. The costs estimate was based on historical experience and the achievement of certain operating efficiencies, as well as other estimates. The model was prepared on a stand-alone basis and does not give effect to the Offer or the Merger.

  In reaching its decision to acquire the Company, Parent made certain assumptions of its own with regard to revenues and operations of the Company's businesses as a wholly-owned subsidiary, which assumptions are not reflected in the above financial information.

  FURTHER, THE COMPANY HAS ADVISED PARENT AND PURCHASER THAT THE FOREGOING FORECAST AND FINANCIAL MODEL INFORMATION (THE "PROJECTIONS") WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE SEC OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS. THE PROJECTIONS ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE THEY WERE PROVIDED TO PARENT. NONE OF PARENT, PURCHASER, THE COMPANY OR ANY OF THEIR RESPECTIVE ADVISORS OR ANY OTHER PARTY WHO RECEIVED SUCH INFORMATION ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTIONS. ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS RELATING TO THE BUSINESSES OF THE COMPANY, INDUSTRY PERFORMANCE, GENERAL BUSINESS AND ECONOMIC CONDITIONS

AND OTHER MATTERS, ALL OF WHICH MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS SET FORTH ABOVE WILL BE REALIZED, AND ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE SHOWN. THE PROJECTIONS HAVE NOT BEEN EXAMINED OR COMPILED BY THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS. FOR THESE REASONS, AS WELL AS THE BASES ON WHICH SUCH PROJECTIONS WERE COMPILED, THERE CAN BE NO ASSURANCE THAT ACTUAL RESULTS WILL NOT DIFFER MATERIALLY FROM THOSE ESTIMATED. THE INCLUSION OF SUCH PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT PARENT, PURCHASER, THE COMPANY, ANY OF THEIR RESPECTIVE ADVISORS OR ANY OTHER PARTY WHO RECEIVED SUCH INFORMATION CONSIDERS IT AN ACCURATE PREDICTION OF FUTURE EVENTS. PARENT DID AN INDEPENDENT ASSESSMENT OF THE COMPANY'S VALUE AND DID NOT RELY TO ANY MATERIAL DEGREE UPON THE FOREGOING PROJECTIONS. NONE OF THE COMPANY, PARENT, PURCHASER OR ANY OTHER PARTY INTENDS PUBLICLY TO UPDATE OR OTHERWISE PUBLICLY REVISE THE PROJECTIONS SET FORTH ABOVE EVEN IF EXPERIENCE OR FUTURE CHANGES MAKE IT CLEAR THAT SUCH PROJECTIONS WILL NOT BE REALIZED.

  THE PROJECTIONS SET FORTH ABOVE CONSTITUTE FORWARD-LOOKING INFORMATION. FOR A DISCUSSION OF FACTORS REGARDING SUCH FORWARD-LOOKING INFORMATION SEE "-- CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION."

  CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION. For purposes of the Private Securities Litigation Reform Act of 1995, Parent and Purchaser identify the following important factors which could cause the Company's actual results to differ materially from the foregoing projections:

    (a) the development and expansion of the market for Internet access services and products and of the networks which comprise the Internet;

    (b) the Company's ability to continue and expand its business relationships, including relationships with existing major customers;

    (c) the capacity, reliability, cost and security of the Company's network infrastructure;

    (d) the Company's ability to finance expansion of its network;

    (e) the Company's ability to develop or acquire the rights to price competitive products and services;

    (f) competition from larger competitors with more resources;

    (g) the Company's ability to attract and retain highly qualified management, technical, marketing and sales personnel;

    (h) the Company's ability to manage growth;

    (i) the Company's ability to improve its operating margins; and

    (j) effects of the Offer and Merger.

  With respect to the factor described in clause (b) above, Parent and Purchaser note that the Company and AT&T have initiated the dispute resolution procedures provided in the Internet Services Agreement between the two companies in order to resolve material disagreements regarding the terms of such agreement.

  Many of the foregoing factors have been discussed in more detail in the Company's prior filings with the SEC. The foregoing review of factors pursuant to the Private Litigation Securities Reform Act of 1995 should not be construed as exhaustive.

8. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT.

  GENERAL. Purchaser is a newly formed Massachusetts corporation and a wholly owned subsidiary of Parent. To date, Purchaser has not conducted any business other than in connection with the Offer. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer. Because Purchaser is a newly formed corporation and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

  Parent is a New York corporation. Parent, together with its consolidated subsidiaries, is one of the largest publicly held telecommunications companies in the world. It is the largest U.S.-based local telephone company. Parent's domestic and international operations serve 25.9 million access lines through subsidiaries in the United States, Canada, and the Dominican Republic and an affiliate in Venezuela. Parent is a leading mobile-cellular operator in the United States, with the potential of serving 61.9 million cellular and personal communications service customers. Outside the United States, Parent operates mobile-cellular networks serving some 16.4 million POPs through subsidiaries in Canada and the Dominican Republic and affiliates in Venezuela and Argentina. Beginning in 1996, Parent became the first among its peers to offer "one-stop shopping" for local, long-distance and Internet access services. Parent is also a leader in government and defense communications systems and equipment, aircraft-passenger telecommunications, directories and telecommunications-based information services and systems. Parent also has subsidiaries engaged in financing, insurance, leasing and other activities offering financial and related services primarily to its operating companies. One of these subsidiaries, GTE Service Corporation, furnishes, at cost, advisory and consulting services related to administration, operations, accounting methods and procedures, insurance, human resources, financing, Federal and state taxes and other matters to operating companies of Parent. Parent and its subsidiaries had approximately 102,000 employees at December 31, 1996.

  The principal executive offices of Parent and Purchaser are located at One Stamford Forum, Stamford, Connecticut 06904. The name, citizenship, business address, present principal occupation or employment, and material positions held during the past five years of each of the directors and executive officers of Purchaser and of Parent are set forth in Schedule I to this Offer to Purchase.

  Except as set forth in this Offer to Purchase, neither Parent nor Purchaser, or, to the best knowledge of Parent or Purchaser, any of the persons listed on
Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, neither Parent nor Purchaser, or, to the best knowledge of Parent or Purchaser, any of the persons listed on Schedule I, has had, since July 1, 1993, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the SEC. Except as set forth in this Offer to Purchase, since July 1, 1993, there have been no contacts, negotiations or transactions between Parent or Purchaser, or their respective subsidiaries or, to the best knowledge of any of Parent or Purchaser, any of the persons listed on Schedule I, and the Company or its affiliates, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets. Except, as set forth in this Offer to Purchase, neither Parent nor Purchaser or, to the best knowledge of Parent or Purchaser, any of the persons listed on Schedule I, or any majority-owned subsidiary or associate of Parent or Purchaser or any person so listed beneficially owns any Shares or has effected any transactions in the Shares in the past 60 days. On November 16, 1995, the Company entered into a subcontract to provide certain products and services to a subsidiary of Parent in connection with the Mobile Subscriber Equipment Program awarded to such subsidiary in 1985. The approximate value of the subcontract was $2.3 million.

  CERTAIN FINANCIAL INFORMATION FOR PARENT. Set forth below is a summary of certain consolidated financial and operating data relating to Parent and its consolidated subsidiaries excerpted or derived from the information contained in or incorporated by reference into Parent's Annual Report on Form 10-K for the year ended December 31, 1996 filed with the SEC (the "Parent 10-K"). More comprehensive financial information is included in or incorporated by reference into the Parent 10-K and other documents filed by Parent with the SEC, and the financial information summary set forth below is qualified in its entirety by reference to the Parent 10-K and such other documents and all the financial information and related notes contained therein.

                                GTE CORPORATION

                     SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                             FISCAL YEAR
                                                          ENDED DECEMBER 31
                                                       ------------------------
                                                        1996    1995     1994
                                                       ------- -------  -------
RESULTS OF OPERATIONS
Revenues and sales.................................... $21,339 $19,957  $19,528
Operating income......................................   5,488   5,056    4,752
Net income (loss)
   Before extraordinary charges.......................   2,798   2,538    2,441
   Consolidated.......................................   2,798  (2,144)   2,441
ASSETS AND CAPITAL (AT END OF PERIOD)
Consolidated assets...................................  38,422  37,019   42,500
Long-term debt and redeemable preferred stock.........  13,210  12,744   12,236
Shareholders' equity..................................   7,336   6,871   10,483
Net cash from operations..............................   5,899   5,033    4,740
PER SHARE
Earnings (loss) per common share
   Before extraordinary charges.......................    2.89    2.62     2.55
   Consolidated.......................................    2.89   (2.21)    2.55

  AVAILABLE INFORMATION. Parent is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is required to be described in proxy statements distributed to Parent's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained by mail, upon payment of the SEC's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The information should also be available for inspection at the NYSE, 20 Broad Street, New York, New York 10005.

9. SOURCES AND AMOUNTS OF FUNDS.

  Purchaser estimates that the total amount of funds required to purchase pursuant to the Offer the number of Shares that are outstanding, assuming that no Options are exercised, no Subordinated

Notes are converted, no Shares are issued pursuant to the ESPP and no Rights are exercised, and to pay fees and expenses related to the Offer and the Merger will be approximately $620 million. If all In the Money Options (as defined in Section 11) are exercised and tendered, the total funds needed would increase by approximately $27,000,000, if all Shares issuable pursuant to the ESPP (as defined in Section 11) are issued and tendered, the total funds needed would increase by $2,450,000 and if all Subordinated Notes are converted and tendered, the total funds needed would increase by $70,731,000.

  Purchaser plans to obtain all funds needed for the Offer through a capital contribution, which will be made by Parent to Purchaser at the time Shares tendered pursuant to the Offer are accepted for payment. Parent intends to obtain the funds necessary to make this capital contribution from internally generated funds and short-term borrowings at market interest rates. Parent does not expect to make any borrowings under any of its existing credit agreements to obtain funds needed for the Offer and the Merger. The short-term borrowings will be repaid by Parent from time to time from internally generated funds or from the proceeds of other borrowings. No final decisions have been made by Parent concerning the specific source of funds to be used for purchase of the Shares. However, the Offer is not conditioned on obtaining financing.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

  In July, 1996, a representative of the Company's Financial Advisor contacted Robert C. Calafell, Senior Vice President-Corporate Planning and Development of Parent, regarding the possibility of a strategic opportunity involving Parent and the Company. Thereafter, representatives of the Company had several discussions with representatives of Parent regarding a variety of possible strategic transactions between the Company and Parent.

  On October 22, 1996, Charles R. Lee, Chairman and Chief Executive Officer of Parent, and Mr. Calafell met with George H. Conrades, Chief Executive Officer and President of the Company, and Roger D. Wellington, a director of the Company and a former Senior Vice President of GTE International, Inc., an affiliate of Parent, in Stamford, Connecticut. No firm proposals resulted from this meeting. On November 26, 1996, Parent and the Company entered into a mutual confidentiality agreement. Thereafter, Parent had several meetings with various representatives of the Company to review the Company's business and explore possible transactions.

  On January 20, 1997, James A. Attwood, Vice President-Corporate Planning and Development for GTE Service Corporation, an affiliate of Parent, and certain other representatives of Parent met in Boston with Bruce Linton, a Vice President of BBN Planet, and discussed, among other things, the Company's strategic plans. Mr. Calafell and Mr. Attwood met with Mr. Linton on March 5, 1997 and indicated Parent's interest in exploring an acquisition of the Company. The parties also discussed the possibility of a significant minority investment by Parent in the Company and the possibility of joint ownership in the Company's network. Detailed discussions were scheduled and Mr. Calafell requested that Mr. Linton contact Parent if, as a result of other opportunities available to the Company, Parent should move more quickly in its review of a possible transaction.

  On March 25, 1997, Mr. Kent B. Foster, President of Parent, met with Mr. Conrades in Dallas, Texas to review the status of discussions between the parties and to discuss the data telecommunications market generally. Subsequently, Mr. Conrades telephoned Mr. Foster to advise him that a third party had accelerated discussions regarding an acquisition of the Company and had indicated that it would make a proposal shortly. Mr. Foster then agreed that Parent would accelerate Parent's scheduled due diligence review.

  Over the next two and one-half weeks, Parent continued its due diligence review. On April 9, 1997, Mr. Calafell, Mr. Attwood and other representatives of Parent met with Mr. Conrades, Ralph A. Goldwasser, Chief Financial Officer of the Company, and other representatives of the Company to discuss issues related to a possible acquisition of the Company by Parent, including issues related to retention and motivation of employees.

  On April 11, 1997, Parent retained Goldman, Sachs & Co. ("Goldman Sachs") as financial advisor in connection with a possible acquisition of the Company. On April 26, 1997, Parent and the Company entered into the Confidentiality Agreement referred to in Section 11, which included certain standstill and employee solicitation provisions. From April 26, 1997 through April 29, 1997, senior managers of Parent and the Company had various due diligence discussions.

  Early in the week of April 28, 1997, Parent delivered to the Company initial drafts of a merger agreement that contemplated a cash tender offer by Parent for all of the outstanding Shares of the Company, to be followed by a merger of a subsidiary of Parent with and into the Company. No price was proposed in the merger agreement.

  On April 30, 1997, the Strategic Issues, Planning and Technology Committee of Parent's Board of Directors met to review a possible acquisition by Parent of the Company. The Committee agreed to recommend the acquisition to Parent's Board of Directors.

  On May 2, 1997, Parent's Board of Directors met to consider, among other things, an acquisition of the Company. The Board approved the acquisition of all of the Shares of the Company for cash within a determined price range, subject to negotiation and execution of definitive agreements containing provisions acceptable to Parent's executive officers. Goldman Sachs was present at that meeting and delivered its oral opinion to Parent's Board of Directors that the proposed acquisition of the Company for a price in the determined range was fair from a financial point of view to Parent.

  On Friday, May 2, 1997, Mr. Foster telephoned Mr. Conrades and made a proposal pursuant to which Parent, through a subsidiary, would acquire the Company for a per Share cash price of $27.00, subject to negotiation of mutually acceptable terms and conditions.

  Following the meeting of the Company's Board of Directors on May 2, 1997, representatives of the Company's Financial Advisor reported to Goldman Sachs that Parent's proposal had not been accepted by the Company, but that the Company was interested in pursuing discussions if Parent were willing to raise its offer. In a conversation early on May 3, 1997, Mr. Conrades confirmed to Mr. Foster that Parent's proposal had not been accepted.

  On May 4, 1997, Mr. Foster called Mr. Conrades and after discussion, increased Parent's offer to $29.00 per Share in cash, provided the terms of the merger agreement, including terms regarding the payment of a termination fee and the terms of a stock option agreement, exercisable at any time that a termination fee would become payable, could be finalized to Parent's satisfaction.

  From May 3, 1997 through May 6, 1997, representatives of Parent and the Company negotiated the final terms of the Merger Agreement and the other definitive documents for the transaction.

  On Tuesday, May 6, 1997, the Company's Board of Directors approved the Merger Agreement. Thereafter, on May 6, the definitive agreements were executed and delivered, and the transaction was publicly announced.

  On Monday, May 12, 1997, Parent commenced the Offer.

  To the extent any of the foregoing information described events to which neither Parent nor Purchaser or their advisors were a party, it is based on information provided by the Company.

11. THE OFFER AND MERGER; MERGER AGREEMENT; STOCK OPTION AGREEMENT.

 THE MERGER AGREEMENT

  The following is a summary of certain provisions of the Merger Agreement, a copy of which is filed with the SEC as an exhibit to the Schedule 14D-1 and which is incorporated herein by reference. The following summary is qualified in its entirety by reference to the Merger Agreement.

  THE OFFER. The Merger Agreement provides for the making of the Offer by Purchaser. Subject to the Merger Agreement not having been terminated in accordance with its terms, Purchaser has agreed to accept for payment and pay for all the Shares validly tendered pursuant to the Offer prior to the Expiration Date and not withdrawn, as promptly as practicable following the Expiration Date. Pursuant to the Merger Agreement and subject to the Conditions, if all of the Conditions are not satisfied on the initial Expiration Date, and the Agreement has not been terminated in accordance with its terms, Purchaser shall extend (and re-extend) the Offer to provide time to satisfy such Conditions through the Final Termination Date. From and after the Final Termination Date, if all of the Conditions have not been satisfied on any Expiration Date of the Offer and the Merger Agreement has not been terminated in accordance with its terms, Purchaser may but shall not be obligated to extend and re-extend the Offer to provide time to satisfy such Conditions. In addition, whether or not the Conditions have been satisfied, Purchaser may extend and re-extend the Offer, from time to time, but in no event beyond November 15, 1997, if it believes such extension is advisable in order to facilitate the orderly transition of the business of the Company and to preserve and maintain the Company's business relationships. Parent and Purchaser do not expect to utilize this right to extend the Offer. See Section 15.

  The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to (i) the tender and non-withdrawal of Shares which, when added to the Shares then beneficially owned by Parent, constitutes two-thirds of the Shares outstanding and (ii) the satisfaction of certain other Conditions described in Section 16. Subject to the terms of the Merger Agreement, Purchaser reserves the right to amend the terms and conditions of the Offer in any respect by giving oral or written notice of such amendment to the Depositary. Purchaser has agreed that, without the written consent of the Company, no amendment to the Offer may be made which
(i) decreases the price per Share or changes the form of consideration to be paid in the Offer, (ii) decreases the number of Shares sought in the Offer, or
(iii) imposes additional conditions to the Offer other than those described in
Section 16 or amends any other term of the Offer in any manner adverse to holders of Shares.

  RECOMMENDATION. In the Merger Agreement, the Company states that the Board has unanimously (i) determined that the Offer and the Merger are fair to and in the best interests of the stockholders of the Company and (ii) resolved to recommend acceptance of the Offer and approval and adoption of the Merger Agreement and the Merger by the stockholders of the Company.

  THE MERGER. The Merger Agreement provides that, as soon as practicable following the purchase of Shares pursuant to the Offer, and the satisfaction or waiver of the other conditions to the Merger, or on such other date as the parties thereto may agree (such agreement to require the approval of the majority of the Continuing Directors, if at that time there shall be any Continuing Directors), Purchaser will be merged with and into the Company. The Merger shall become effective by filing with the Secretary of State of Massachusetts articles of merger (the "Articles of Merger") in accordance with the relevant provisions of the MBCL at such time (the time the Merger becomes effective being the "Effective Time").

  At the Effective Time, (i) each Share issued and outstanding immediately prior to the Effective Time (other than Shares described in clause (ii) below) will be converted into the right to receive $29.00 in cash, or any higher price paid per Share in the Offer, without interest thereon (the "Merger Price"); (ii) (a) each Share held in the treasury of the Company or held by any wholly owned subsidiary of the Company and each Share held by Parent or any wholly owned subsidiary of Parent immediately prior to the Effective Time will be cancelled and retired and cease to exist; (b) each Share held by any holder who has perfected any dissenters' rights under the MBCL, as applicable (the "Dissenting Shares"), will not be converted into or be exchangeable for the right to receive the Merger Price; and (iii) each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and exchangeable for one share of common stock of the Surviving Corporation.

  The Merger Agreement provides that the Articles of Organization and By-laws of the Company as in effect at the Effective Time (including such amendments to the Articles of Organization as are effected by the Articles of Merger) will be the Articles of Organization and By-laws of the Surviving Corporation until amended in accordance with applicable law. The Merger Agreement also provides that (i) the directors of Purchaser at the Effective Time will be the initial directors of the Surviving Corporation, (ii) the officers of the Company at the Effective Time will be the initial officers of the Surviving Corporation, and (iii) the initial officers and directors of the Surviving Corporation will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Organization and By-laws of the Surviving Corporation, or as otherwise provided by applicable law.

  TREATMENT OF OPTIONS AND CERTAIN OTHER STOCK PURCHASE RIGHTS. In the Merger Agreement, the Company has agreed, with certain exceptions, that it will not grant to any non-employees, including non-employee members of the Board of Directors ("Directors"), and former employees (collectively "Non-Employees"), or to any current employees any options to purchase Shares, stock appreciation rights, restricted stock, restricted stock units or any other real or phantom stock or stock equivalents on or after the date of this Agreement. Options to acquire Shares which were outstanding as of the date of the Merger Agreement and which were granted to employees or Non-Employees under any stock option plan, program or similar arrangement of the Company or any of its subsidiaries ("Options"), other than Options which constitute Restricted Stock (as defined below) and Options under the ESPP (as defined below) are treated in the Merger Agreement as follows:

    (i) Each current employee as of the date of the Merger Agreement whose annual base salary is $80,000 or more ("Key Employee") and who is holding Options which have an exercise price ("Exercise Price") less than the Offer Price ("In the Money Options") and which are vested as of the date on which the consummation of the Offer occurs (the "Closing Date") may make an irrevocable election on a grant by grant basis to be effective immediately following the Closing Date to receive in exchange for cancellation of each such vested In the Money Option either (A) a credit to an individual deferred compensation book account equal to the excess of the Offer Price over the Exercise Price of such In the Money Option times the number of Shares subject to such In the Money Option, such deferred compensation book account to have the terms described below, or (B) an option to purchase a number of shares of Parent common stock (a "Parent Option") equal to 150% of the number of Shares subject to the Key Employee's In the Money Option; provided that (x) the Parent Option received in the exchange will be fully vested and have the same expiration date as the vested In the Money Option exchanged therefor, (y) the Exercise Price of the Parent Option is equal to the Fair Market Value (as defined below), and (z) the Parent Option is governed by the provisions of the GTE Corporation 1997 Long-Term Incentive Plan ("LTIP") and by applicable LTIP award agreements. For purposes of the relevant portions of the Merger Agreement, the deferred compensation book account is denominated in Parent phantom stock units, and dividend equivalent payments will be credited to such deferred compensation book account at such time and in such manner as dividends are paid on Parent common stock. Before the third anniversary of the Closing Date, no distribution may be made in respect of the deferred compensation book account to a Key Employee who is employed by Parent or an affiliate of Parent. The dividend equivalent payments on the deferred compensation book account are subject to forfeiture in the event the Key Employee is not employed by Parent or an affiliate of Parent on any date that precedes the third anniversary of the Closing Date. Parent will determine administrative procedures and provisions with regard to the deferred compensation book account. In the event a Key Employee does not make such an irrevocable election before the Closing Date, the Key Employee will be deemed to have irrevocably elected the deferred compensation book account credit as described in clause (A) of the first sentence of this paragraph (i), and all In the Money Options will be canceled. "Fair Market Value" means the average of the high and low sales price of the Parent common stock on the composite tape of the New York Stock Exchange issues as of the Closing Date, or, in the event that no trading occurs on such day, then the applicable value will be determined on the last preceding day on which trading took place.

    (ii) Each current employee whose annual base salary as of the date of the Merger Agreement is less than $80,000 ("Employee") who is holding In the Money Options which are vested as of the Closing Date may make an irrevocable election on a grant by grant basis to be effective immediately following the Closing Date to receive in exchange for cancellation of each such vested In the Money Option either (A) a cash payment equal, for each such In the Money Option, to the excess of the Offer Price of a Share over the Exercise Price of such In the Money Option times the number of Shares subject to such In the Money Option, or (B) a Parent Option to purchase a number of shares of Parent common stock equal to 150% of the number of Shares subject to the Employee's In the Money Option; provided that (x) the Parent Option received in the exchange will be fully vested and have the same expiration date as the vested In the Money Option exchanged therefor,
  (y) the Exercise Price of the Parent Option will equal the Fair Market Value, and (z) the Parent Option will be governed by the provisions of the LTIP and by applicable LTIP award agreements. In the event an Employee does not make such election before the Closing Date, the Employee will be deemed to have irrevocably elected the cash payment described in clause (A) of the preceding sentence, and all In the Money Options will be canceled.

    (iii) Options of Key Employees or Employees which have an Exercise Price equal to or in excess of the Offer Price ("Under-Water Options"), regardless of whether such Under-Water Options are vested as of the Closing Date, will immediately following the Closing Date be canceled and exchanged for Parent Options to purchase a number of shares of Parent common stock equal to 100% of the number of Shares subject to the Key Employee's or Employee's Under-Water Options, provided that (x) the Parent Options received in the exchange will have the same vesting schedule and expiration date as the Under-Water Options exchanged therefor, (y) the Exercise Price of the Parent Options will equal the Fair Market Value, and (z) the Parent Options will be governed by the provisions of the LTIP and by applicable LTIP award agreements. Notwithstanding the foregoing, if, on or after the date of the Merger Agreement, a Key Employee exercises vested In the Money Options that, on the date of the Merger Agreement, represent 50% or more of the dollar value of the Key Employee's vested In the Money Options, all of such Key Employee's Under-Water Options will be canceled immediately, the exchange provisions of this paragraph (iii) will not apply to such Key Employee, and such Key Employee will receive the sum of one dollar ($1.00) as good and valuable consideration for all of such Key Employee's Under-Water Options. For purposes of the immediately preceding sentence, the dollar value of a vested In the Money Option will be equal to the excess of the Offer Price over the Exercise Price of such In the Money Option times the number of Shares subject to the vested In the Money Option.

    (iv) In the Money Options of individuals who are Non-Employees as of the date of the Merger Agreement, including Directors, which are vested as of the Closing Date will, immediately following the Closing Date, be canceled and exchanged for a cash payment equal, for each vested In the Money Option, to the excess of the Offer Price of a Share over the Exercise Price of such In the Money Option times the number of Shares subject to such In the Money Option. All other Options of Non-Employees, including Directors, will be canceled immediately as of the Closing Date and each such Non-Employee will receive the sum of one dollar ($1.00) as good and valuable consideration for all such Options.

    (v) With respect to In the Money Options of Key Employees, Employees and Non-Employees, including Directors, the Board of Directors or an appropriate committee thereof, will provide for the full and immediate vesting of such In the Money Options as of the Closing Date. Except as provided in the immediately preceding sentence on or after the date of the Merger Agreement, the Board of Directors will not make any other changes to the terms and conditions of any outstanding Options, stock appreciation rights, restricted stock, restricted stock units or any other real or phantom stock or stock equivalents.

  Pursuant to the Merger Agreement, on the Closing Date, employees of the Company who hold Shares subject to a risk of forfeiture within the meaning of
Section 83(a) of the Code, or Options with an exercise price of zero dollars ($0.00) ("Restricted Stock") will receive in exchange for such Restricted Stock a right to receive a number of Parent phantom stock units pursuant to a phantom stock plan ("Phantom Stock Units") determined by dividing (A) the product of (i) the number of shares of Restricted Stock held by such employee on the Closing Date, and (ii) the Offer Price, by (B) the Fair Market Value. Such Phantom Stock Units will be credited with dividend equivalent units at such time and in such manner as dividends are normally paid on Parent common stock, and the Phantom Stock Units and dividend equivalent units will be subject to the same vesting schedule as the Restricted Stock which was exchanged for the Phantom Stock Units. Upon the Phantom Stock Units vesting, the employee will receive payment of the vested amounts in cash (less applicable withholding taxes). Parent will determine administrative procedures and provisions with regard to Phantom Stock Units. The Merger Agreement also provides that immediately following the Closing Date, Restricted Stock purchased by certain Key Employees and Directors pursuant to the Company's 1996 Restricted Stock Plan will no longer be subject to a risk of forfeiture within the meaning of Section 83(a) of the Code and will be tendered to Purchaser in exchange for cash equal to the Offer Price times the number of Shares so tendered. At the Closing Date, Company stock units in the deferred compensation account of each Director who participates in the Company's Deferred Compensation Plan for Directors (the "DCP") will be converted into a number of Phantom Stock Units determined by dividing (A) the product of (i) the number of Company stock units credited to the Director's deferred compensation account under the DCP as of the Closing Date, and (ii) the Offer Price, by (B) the Fair Market Value. Such Phantom Stock Units will be credited with dividend equivalent units at such time and in such manner as dividends are paid on Parent common stock. A cash payment equal to the Phantom Stock Units will be made to the Directors as soon as practicable after January 1, 1998. Parent will determine administrative procedures and provisions with regard to the Phantom Stock Units.

  The Merger Agreement also provides that, prior to the Closing Date, the Board of Directors, or an appropriate committee thereof, will cause written notice of the Merger Agreement to be given to persons holding "options" (as defined in the Company's Employee Stock Purchase Plan (the "ESPP")) to purchase Shares ("Purchase Rights") under the ESPP. The Merger Agreement provides that immediately following the Closing Date, all Purchase Rights will be accelerated as if the Closing Date was the last day of the "option period" (as defined in the ESPP), such Purchase Rights will be automatically canceled and terminated on such day and the contributions to the ESPP during such option period will be refunded to the holder of the Purchase Right (the "Refund Amount"), and each holder of a Purchase Right will be entitled to receive as soon as practicable thereafter from the Company in consideration for such cancellation an amount in cash (less applicable withholding taxes, but without interest) equal to (a) the product of (i) the number of Shares (and fractions thereof) subject to such Purchase Right of such holder as of the Closing Date, multiplied by (ii) the Offer Price, less (b) the Refund Amount of such holder. The foregoing is subject to the right of an ESPP participant to terminate the participant's payroll deduction authorization under the ESPP and to cancel the participant's option and withdraw from the ESPP at any time prior to the Closing Date.

  REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains certain representations and warranties of the parties including representations by the Company as to organization, capitalization, authority relative to the Merger Agreement, no defaults, consents and approvals, financial statements and SEC reports, absence of certain changes concerning the Company's business, litigation and compliance with law, environmental matters, governmental authorizations, offer documents, brokers, employee agreements and benefits, receipt of a fairness opinion, material agreements, title to properties and encumbrances thereon, intellectual property, tax matters, interested party transactions, governmental contracts and takeover statutes.

  CERTAIN AGREEMENTS REGARDING THE BOARD. The Merger Agreement provides that in the event that Purchaser acquires at least a majority of the Shares outstanding pursuant to the Offer, Parent shall be entitled to designate for appointment or election to the Board, upon written notice to the Company, such number of persons so that the designees of Parent constitute the same percentage (but in no event less than a majority) of the Board (rounded up to the next whole number) as the percentage of Shares acquired pursuant to the Offer. Prior to the consummation of the Offer, the Company will increase the size of the Board or obtain the resignation of such number of directors as is necessary to enable such number of Parent designees to be so elected. In the Merger Agreement, the Company, Parent and Purchaser have agreed to use their respective reasonable best efforts to ensure that at least two of the members of the Board shall, at all times prior to the Effective Time be, Continuing Directors.

  Following the election or appointment of Purchaser's designees as set forth above and prior to the Effective Time, any amendment of the Merger Agreement or any amendment to the Articles of Organization or By-Laws of the Company inconsistent with the Merger Agreement, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or any waiver of any of the Company's rights under the Merger Agreement will require the concurrence of a majority of the Continuing Directors.

  INTERIM OPERATIONS OF THE COMPANY. Except as contemplated by the Merger Agreement, the Company has covenanted and agreed that, during the period from the date of the Merger Agreement to the Effective Time, the Company and its subsidiaries will each conduct its operations according to its ordinary course of business, consistent with past practice, and will use its reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with all persons and entities with which the Company has significant business relations. Without limiting the generality of the foregoing, the Company has agreed that, except as otherwise provided in the Merger Agreement, prior to the Effective Date, neither Company nor any of its subsidiaries will, without the prior consent of Purchaser:

    (i) amend or propose to amend its Articles of Organization or Bylaws (or comparable governing instruments); (ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of the Company or any of its subsidiaries including any securities convertible into or exchangeable for shares of stock of any class of the Company or any of its subsidiaries, or enter into any agreement, understanding or arrangement with respect to the purchase or voting of shares of its capital stock, except for the issuance of Shares pursuant to the exercise of Options or the conversion of the Subordinated Notes outstanding on the date of the Merger Agreement, in accordance with their present terms, and issuances of up to 120,000 Shares and options under the ESPP to employees in the ordinary course of business; (iii) split, combine or reclassify any shares of its capital stock, make any other changes in its capital structure, or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions to the Company or a subsidiary wholly owned by the Company, or redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities, except for the repurchase of shares of common stock from employees, consultants or directors of the Company upon termination of their relationship with the Company in accordance with existing contractual rights or obligations of repurchase;
  (iv) (A) except for debt (including, but not limited to, obligations in respect of capital leases) not in excess of $7,000,000 per month or $30,000,000 in the aggregate for all entities combined, create, incur or assume any short-term debt, long-term debt or obligations in respect of capital leases, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person or entity, except for obligations of the Company or any wholly owned subsidiary of the Company in the ordinary course of business consistent with past practice, (C) make any capital expenditures other than in the ordinary course in amounts not to exceed $7,000,000 per month or $30,000,000 in the aggregate, (D) or make any loans, advances or capital contributions to, or investments in, any other person or entity (other than customary relocation loans to employees made in the ordinary course of business consistent with past practice), or (E) acquire the stock or substantially all the assets of, or merge or consolidate with, any other person or entity; (v) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any material assets or properties, real, personal or mixed (except for (A) sales of assets in the ordinary course of business and in a manner consistent with past practice, (B) disposition of obsolete or worthless assets and (C) encumbrances on assets to secure purchase money financings of equipment and capital improvements); (vi) (A) increase the compensation of any of its or their directors, officers or key employees, except pursuant to the terms of agreements or plans currently in effect,
  (B) pay or agree to pay any pension, retirement or other employee benefit provided in any existing plan, agreement or arrangement to any director, officer or key employee except in the ordinary course and consistent with past practice, (C) commit, other than pursuant to any existing collective bargaining agreement, to any additional pension, profit sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any director, officer or key employee, whether past or present, (D) amend, in any material respect, any such plan, agreement or arrangement, or (E) enter into, adopt or amend any employee benefit plans or employment or severance agreement, or (except for normal increases in the ordinary and usual course of business for employees with annual base cash compensation of less than $80,000) increase in any manner the compensation of any employees; (vii) settle or compromise any claims or litigation involving payments by the Company or any of its subsidiaries of more than $250,000 in any single instance or related instances, or that otherwise are material; (viii) make any tax election or permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated, except in the ordinary and usual course of business consistent with past practices; (ix) enter into any license with respect to intellectual property unless such license is non-exclusive and entered into in the ordinary course consistent with past practice or in accordance with existing contracts or other agreements; (x) take any action or omit to take any action, which action or omission would result in a breach of any of the covenants, representations and warranties of the Company set forth in the Merger Agreement; (xi) enter into any lease or amend any lease of real property other than in the ordinary course of business consistent with past practice; (xii) change any accounting practices, other than in the ordinary course and consistent with past practice; (xiii) fail to use reasonable business efforts to keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it; (xiv) fail to pay all accounts payable and other obligations, when they become due and payable, in the ordinary course of business consistent with past practice and with the provisions of the Merger Agreement, except if the same are contested in good faith, and, in the case of the failure to pay any material accounts payable or other obligations which are contested in good faith, only after consultation with Purchaser; (xv) fail to comply in all material respects with all laws applicable to it or any of its properties, assets or business and maintain in full force and effect all permits necessary for, or otherwise material to, such business; or (xvi) agree, commit or arrange to do the foregoing.

  NO SOLICITATION. In the Merger Agreement, the Company agreed that the Company and its subsidiaries will not and they will cause each of their respective officers, directors, employees, investment bankers, attorneys and other agents not to (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any Acquisition Proposal (as defined below), (ii) except as described below, engage in negotiations or discussions with, or furnish any information or data to any third party relating to an Acquisition Proposal, (iii) except as described below, enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or

(iv) except as described below, participate in any discussions regarding, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal (other than the transactions contemplated by the Merger Agreement). Notwithstanding the foregoing, in response to any unsolicited Acquisition Proposal, the Company may (at any time prior to the consummation of the Offer) furnish information concerning its business, properties or assets to the person or group (a "Potential Acquiror") that was an unsolicited Acquisition Proposal and participate in negotiations with the Potential Acquiror if (x) the Board is advised by one or more of its independent financial advisors that such Potential Acquiror has the financial wherewithal to consummate without undue delay the transaction contemplated by the Potential Acquiror's Acquisition Proposal, (y) the Board reasonably determines, after receiving advice from the Company's financial advisor, that such Potential Acquiror has submitted an Acquisition Proposal that involves consideration to the Company's stockholders that is superior to the Offer and the Merger, and (z) based upon advice of counsel to such effect, the Board determines in good faith that it is necessary to so furnish information and/or negotiate in order to comply with its fiduciary duty to stockholders of the Company. In the event the Company determines to provide any information as described above or receives any offer of the type referred above, it has agreed in the Merger Agreement to (x) promptly inform Parent as to the fact that such an offer has been received and/or information is to be provided, (y) promptly provide Parent with a copy of any written offer or other materials received by Company, its subsidiaries or their respective representatives in connection therewith, and (z) if such offer is not in writing, promptly furnish to Parent in writing the identity of the recipient of such information and/or the proponent of such offer and the terms thereof. The Company has agreed that any non-public information furnished to a Potential Acquiror will be pursuant to a confidentiality agreement with confidential information and no solicitation/no hire provisions substantially similar to those set forth in the Confidentiality Agreement dated April 26, 1997 between the Company and Parent set forth as an exhibit to the Schedule 14D-1. The Company has agreed to keep Parent fully informed of the status and details, including amendments or proposed amendments to any such Acquisition Proposal.

  The Board has agreed in the Merger Agreement that it will not (x) withdraw or modify or propose to withdraw or modify, in any manner adverse to Parent, the approval or recommendation of the Board of the Merger Agreement, the Offer or the Merger or (y) approve or recommend, or propose to approve or recommend, any Acquisition Proposal unless, in each case, in connection with a Superior Offer (as defined below), the Board determines in good faith, based on advice of outside legal counsel, that it is necessary to do so in order to comply with the Board's fiduciary duties under applicable law.

  For purposes of the Merger Agreement, "Acquisition Proposal" means any bona fide proposal, whether in writing or otherwise, made by a third party to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of the Company or any of its subsidiaries, or any material equity interest in the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving either the Company or any of its subsidiaries, including any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership of any material portion of the assets of, or any material equity interest in, the Company and its subsidiaries. For purposes of the Merger Agreement, the term "Superior Offer" means a bona fide offer to acquire, directly or indirectly, for consideration consisting of cash and/or securities, two-thirds or more of the Shares then outstanding or all or substantially all the assets of the Company, and otherwise on terms which the Board determines in its good faith reasonable judgment to be more favorable to the Company's stockholders than the Offer and the Merger (based on advice of the Company's independent financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Offer and the Merger), for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board, based on advice from the Company's independent financial advisor, is reasonably capable of being financed by such third party and for which the Board determines, in its good faith reasonable judgment, that such proposed transaction is reasonably likely to be consummated without undue delay.

  ACTIONS REGARDING THE RIGHTS. Prior to the execution of the Merger Agreement, the Company, in accordance with the terms and provisions of the Rights Agreement, amended the Rights Agreement so that the transactions relating to and contemplated by the Merger Agreement are exempted from certain provisions of the Rights Agreement and a "Common Stock Event" thereunder will not occur as a result of such transactions. In the Merger Agreement the Company has agreed that it will, with the consent of Parent, continue to take all actions necessary to cause the transactions contemplated by the Merger Agreement to remain exempted from such provisions of the Rights Agreement, including, if desirable, entering into further amendments to the Rights Agreement or causing the rights issued under the Rights Agreement to be extinguished, canceled or redeemed.

  MISCELLANEOUS UNDERTAKINGS. Pursuant to the Merger Agreement, if required by applicable law in order to consummate the Merger, the Company, acting through the Board, will, in accordance with applicable law, its Articles of Organization and its By-laws, as soon as practicable: (i) duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable following the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement (the "Stockholders' Meeting"); (ii) subject to its fiduciary duties under applicable laws as advised as to legal matters by counsel, include in the proxy statement or information statement prepared by the Company for distribution to stockholders of the Company in advance of the Stockholders' Meeting in accordance with Regulation 14A or Regulation 14C promulgated under the Exchange Act (the "Proxy Statement") the recommendation of the Board referred to above; and
(iii) use its reasonable efforts to (A) obtain and furnish the information required to be included by it in the Proxy Statement, and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders following the consummation of the Offer and (B) obtain the necessary approvals of the Merger Agreement and the Merger by its stockholders. Parent will provide the Company with the information concerning Parent and Purchaser required to be included in the Proxy Statement and will vote, or cause to be voted, all Shares owned by it or its subsidiaries in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby.

  Pursuant to the Merger Agreement, each of Parent, Purchaser and the Company have agreed to use their reasonable best efforts to obtain any permits necessary for the consummation of the transactions contemplated by the Merger Agreement, provided that the Company has agreed not to, without the consent of Parent (which consent will not be unreasonably withheld), agree to any amendment to any material instrument or agreement to which it is a party. Parent, Purchaser and the Company have also agreed to cooperate with one another (i) in promptly determining whether any filings are required to be made or permits are required to be obtained under any law or otherwise (including from other parties to material contracts) in connection with the consummation of the Offer and the Merger and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such permits. Each party has further agreed to use its reasonable best efforts promptly to take, or cause to be taken, all actions and promptly to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by the Merger Agreement; provided that no party shall be required to proffer such party's willingness to accept any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) providing for divestiture of its assets or businesses which amount to 7.5% or more of the Company's assets or earning power. The Company has also agreed to take all actions reasonably requested by Parent to ensure the orderly transition of the business of the Company and to preserve and maintain the Company's business relationships. The Company has further agreed that upon request it will assist Purchaser in any challenge of the applicability to the Offer or the Merger of any state antitakeover statute.

  INDEMNIFICATION. In the Merger Agreement, Parent agrees that from and after the consummation of the Offer, it will cause the Company, and from and after the Effective Time it will cause the Surviving Corporation, to indemnify, defend and hold harmless the present and former officers and directors of the Company and its subsidiaries (each an "Indemnified Party"), against all losses, claims, damages or liabilities arising out of actions or omissions in their capacity as a director or officer of the Company or a subsidiary occurring on or prior to the consummation of the Offer to the maximum extent permitted or required under the MBCL and the Company's Bylaws in effect on the date of the Merger Agreement, including provisions with respect to advances of expenses incurred in the defense of any action or suit, provided that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the MBCL and the Company's Bylaws shall be made by independent legal counsel selected in good faith by the Surviving Corporation. Parent further agreed in the Merger Agreement that from and after consummation of the Offer it will cause the Company or the Surviving Corporation to advance litigation costs reasonably incurred by any Indemnified Party provided that such party undertakes to repay amounts so advanced if it is ultimately determined that indemnification for such expenses is not authorized under the Merger Agreement or otherwise.

  Pursuant to the Merger Agreement, Parent agreed that from and after consummation of the Offer it will cause the Company and from and after the Effective Time it will cause the Surviving Corporation to maintain the Company's existing directors' and officers' liability insurance ("D&O Insurance") in full force and effect without reduction of coverage for a period of three years after the Effective Time; provided that the Surviving Corporation will not be required to pay an annual premium therefor in excess of 200% of the last annual premium paid prior to the date of the Merger Agreement (the "Current Premium"); and, provided, further, that if the existing D&O Insurance expires, is terminated or cancelled during the 3-year period, the Surviving Corporation will use reasonable efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium on an annualized basis not in excess of 200% of the Current Premium. The Company will maintain, through the Effective Time, the Company's existing D&O Insurance in full force and effect without reduction of coverage.

  The Merger Agreement also provides that if the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger and the continuing or surviving entity does not assume the indemnification obligations of the Surviving Corporation, or (ii) transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the indemnification obligations of the Surviving Corporation.

  CONDITIONS TO MERGER. Pursuant to the Merger Agreement, the respective obligations of each of Parent, Purchaser and the Company to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (a) the Merger Agreement shall have been adopted by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with applicable law, if required by applicable law; and (b) the consummation of the Merger shall not be precluded by any order, decree, ruling or injunction of a court of competent jurisdiction and there shall not have been any action taken or statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any governmental entity that makes consummation of the Merger illegal.

  Unless Purchaser has accepted for payment and paid for Shares validly tendered pursuant to the Offer, the obligations of the Company to effect the Merger are further subject to the satisfaction at or prior to the Effective Time of the following conditions: (a) each of Parent and Purchaser having performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time; (b) the representations and warranties of Parent and Purchaser contained in the Merger Agreement being true and correct in all material respects on the date as of which made and on the Effective Time as though made on and as of such time; and (c) Parent and Purchaser having delivered to the Company a certificate with respect thereto.

  Unless Purchaser has accepted for payment and paid for Shares validly tendered pursuant to the Offer, the obligations of Parent and Purchaser to effect the Merger are further subject to the satisfaction at or prior to the Effective Time of the following conditions: (a) the Company having performed in all material respects each of its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time; (b) the representations and warranties of the Company contained in the Merger Agreement being true and correct in all material respects on the date as of which made and on the Effective Time as if made at and as such time; (c) there not having occurred after the completion of the Offer any material adverse change in the business of the Company and its subsidiaries taken as a whole, except for such changes that are caused by the Company's compliance with the terms of the Merger Agreement and the Offer or that are contemplated by the Merger Agreement; (d) no governmental or other action or proceeding having been commenced after completion of the Offer that (i) in the opinion of Parent's or Purchaser's counsel is more likely than not to be successful, and
(ii) either (A) seeks an injunction, a restraining order or any other Order seeking to prohibit, restrain, invalidate or set aside consummation of the Merger or (B) if successful, would have a Material Adverse Effect (as defined below); and (e) the Company having delivered to Parent and Purchaser a certificate with respect thereto.

  TERMINATION. Pursuant to Section 8.1 of the Merger Agreement, the Merger Agreement may be terminated and the Merger may be abandoned at any time (whether before or after approval of the Merger by the stockholders of the Company) prior to the Effective Time: (a) by mutual written consent of each of Parent and the Company; (b) by either Parent and Purchaser or the Company, (1) if the Shares have not been purchased pursuant to the Offer on or prior to the Final Termination Date; provided, however, that such termination right will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of Purchaser to purchase the Shares pursuant to the Offer on or prior to such date; or (2) if any governmental authority has issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties will use their respective reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement or prohibiting Parent or Purchaser from acquiring or holding or exercising rights of ownership of the Shares except such prohibitions which would not reasonably be expected to have a Material Adverse Effect or prevent the consummation of the Offer prior to the Final Termination Date, and such order, decree, ruling or other action shall have become final and non-appealable; (c) by the Company, (1) if, prior to the purchase of Shares pursuant to the Offer the Board of Directors has withdrawn, or modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger (or the Board of Directors resolves to do any of the foregoing) as a result of a Superior Offer, and if concurrently with such termination the Termination Fee (as defined hereinafter) is paid to Parent, (2) if Parent or Purchaser has terminated the Offer, or the Offer has expired, without Purchaser purchasing any Shares pursuant thereto; provided that the Company will not have such right to terminate the Merger Agreement if the Company's failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the termination of the Offer or the failure of Purchaser to purchase any Shares pursuant to the Offer, (3) if due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions of the Offer, Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided that the Company will not have such right to terminate the Merger Agreement if the Company's failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of Parent, Purchaser or any affiliate to commence the Offer, or (4) prior to the purchase of Shares pursuant to the Offer, (A) if any representation or warranty of Parent and Purchaser set forth in the Merger Agreement shall be untrue in any material respect when made, or (B) upon a breach in any material respect of any covenant or agreement on the part of Parent or Purchaser set forth in the Merger Agreement, in each case where such misrepresentation or breach would result in a failure to satisfy any of the Conditions of the Offer; provided that the Company shall not have such right to terminate the Merger Agreement if any such breach is curable by Parent or Purchaser through the exercise of its reasonable best efforts prior to the Final Termination Date and for so long as Parent or Purchaser continues to exercise such reasonable best efforts; or (d) by Parent and Purchaser, (1) if, prior to the purchase of the Shares pursuant to the Offer, the Board of Directors shall have (A) withdrawn, modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger, or (B) recommended an Acquisition Proposal or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal or similar business combination with a person or entity other than Parent, Purchaser or their affiliates (or the Board of Directors resolves to do any of the foregoing); (2) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the Conditions of the Offer, Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided that neither Parent nor Purchaser shall have such right to terminate the Merger Agreement if the failure of Purchaser or Parent to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of Parent, Purchaser or any affiliate to commence the Offer; (3) prior to the purchase of Shares pursuant to the Offer, (A) if any representation or warranty of the Company set forth in the Merger Agreement shall be untrue in any material respect when made or (B) upon a breach in any material respect of any covenant or agreement on the part of the Company set forth in the Merger Agreement, in each case where such misrepresentation or breach would cause the Conditions of the Offer not to be met; provided that neither Parent nor Purchaser shall have such right to terminate the Merger Agreement if any such breach is curable by the Company through the exercise of its reasonable best efforts prior to the Final Termination Date and for so long as the Company continues to exercise such reasonable best efforts; (4) if any person or group shall have become the beneficial owner of 20% or more of the outstanding Shares; or (5) if the Company shall have failed to file its Schedule 14D-9 with the SEC within 10 business days of the commencement of the Offer. As used in the Merger Agreement, the term "Material Adverse Effect" means any change, effect, matter or circumstances that has or would reasonably be expected to have a material adverse effect on the business, assets or properties (including intangible assets or properties), liabilities, results of operations or financial condition of the Company and its subsidiaries taken as a whole, other than any such changes, effects or circumstances (i) specifically referred to in the Disclosure Schedule delivered by the Company to Parent, (ii) generally affecting the United States economy or (iii) resulting from both (x) the proposed acquisition of Company and (y) the fact that the acquiror is Parent.

  Pursuant to the Merger Agreement, in the event of the termination of the Merger Agreement in accordance with its terms, the Merger Agreement shall forthwith become null void and have no effect, without any liability on the part of any party thereto or its affiliates, directors, officers or stockholders, other than the provisions of the Merger Agreement relating to fees and expenses (including the Termination Fee), the Termination Option (as defined below), governing law and confidentiality of information. Notwithstanding the foregoing, no party will be relieved from liability that it may have for willful breach of the Merger Agreement.

  TERMINATION FEE AND TERMINATION OPTION. The Company has agreed to pay to Parent by wire transfer $13.5 million (the "Termination Fee"), upon demand, if
(i) the Company terminates the Merger Agreement pursuant to Section 8.1(c)(i) thereof (which generally relates to a change in the Board's recommendation adverse to Parent as a result of a Superior Offer), in which case the Termination Fee must be paid simultaneously with such termination, (ii) Parent or Purchaser terminates the Merger Agreement pursuant to Section 8.1(d)(i) thereof (which generally relates to a change in the Board's recommendation adverse to Parent or an agreement relating to an Acquisition Proposal with a third party), or (iii) the Merger Agreement is terminated for any reason (other than as a result of (x) the failure of Parent or Purchaser to fulfill any material obligation under the Merger Agreement, (y) the applicable waiting period under the HSR Act not having expired or been terminated on or prior to the Final Termination Date or (z) the failure of certain Conditions of the Offer to be satisfied or waived by Parent on or prior to the Final Termination Date), at any time after an Acquisition Proposal has been made and within nine months after such a termination, the Company completes either (x) a merger, consolidation or other business combination between the Company or a subsidiary of the Company and any other person or entity (other than Parent, Purchaser or an affiliate of Parent) or (y) the sale of 30% or more (in voting power) of the voting securities of the Company or of 30% or more (in market value) of the assets of the Company and its subsidiaries, on a consolidated basis.

  Concurrently with the execution of the Merger Agreement the Company issued to Parent the Termination Option to purchase 4,225,000 Shares at a price per Share equal to $29.00 pursuant to the Stock Option Agreement dated as of May 5, 1997 between the Company and Parent (the "Stock Option Agreement"). Such option becomes exercisable by Parent when a Termination Fee is payable to Parent. For a summary of the Stock Option Agreement see "--Stock Option Agreement."

  AMENDMENT. The Merger Agreement may be amended by action taken by the Company, Parent and Purchaser provided that after the date of adoption of the Merger Agreement by the stockholders of the Company (if stockholder approval of the Merger is required by applicable law), no amendment shall be made which decreases the cash price per Share or that in any other way adversely affects the rights of the Company's stockholders (other than termination of the Merger Agreement) without the approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of the parties or party intended to be bound thereby.

  FEES AND EXPENSES. Except as specifically provided in the Merger Agreement, each party bears its own respective expenses incurred in connection with the Merger Agreement, the Offer and the Merger, including the preparation, execution and performance of the Merger Agreement and the transactions contemplated thereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants.

STOCK OPTION AGREEMENT

  The following is a summary of certain provisions of the Stock Option Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1 and which is incorporated herein by reference. The following summary is qualified in its entirety by reference to the Stock Option Agreement.

  GRANT OF OPTION. Pursuant to the Stock Option Agreement, the Company granted to Parent an irrevocable option (the "Termination Option") to purchase, under certain circumstances, up to 4,225,000 (subject to adjustment as set forth therein) Shares (the "Option Shares") at a purchase price of $29.00 (subject to adjustment as set forth therein) per Option Share (the "Purchase Price"). In the event of any change in the Shares by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares, distribution of assets, or similar transaction, the type and number of shares or securities subject to the Termination Option, and the Purchase Price thereof, will be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that Parent will receive upon exercise of the Termination Option the number and class of shares or other securities or property that Parent would have received in respect of the Shares (after giving effect to such event) if the Termination Option had been exercised immediately prior to such event or the record date therefor, as applicable. Subject to the terms of the Stock Option Agreement, upon any issuance of common stock by the Company (other than as referred to in the preceding sentence) the number of Shares subject to the Termination Option will be adjusted so that, after such issuance, it equals 19.9% of the number of Shares then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Termination Option, and the Purchase Price thereof will be adjusted appropriately.

  EXERCISE OF TERMINATION OPTION. Parent may exercise the Termination Option, with respect to all or any part of the Option Shares at any one time, subject to the other provisions described in the next sentence, after the occurrence of any event as a result of which Parent is entitled to receive the Termination Fee pursuant to Section 8.2(b) of the Merger Agreement (a "Purchase Event"). Notwithstanding anything to the contrary contained in the Stock Option Agreement, any exercise of the Termination Option and purchase of Option Shares is subject to the obtaining or making of any consents, approvals, orders, notifications or authorizations, the failure of which to have obtained or made would have the effect of making the issuance of Option Shares illegal. In the event purchase of the Option Shares is subject to any such restriction if the Termination Option is otherwise exercisable Parent may purchase the number of Option Shares that Parent is then permitted to acquire under the applicable laws and regulations, and if Parent thereafter obtains the regulatory approvals to acquire the remaining balance of the Option Shares, then Parent shall be entitled to acquire such remaining balance. The Company has agreed to use its reasonable best efforts to assist Parent in seeking any necessary regulatory approvals.

  CASH-OUT RIGHT. In the event (i) Parent receives official notice that a regulatory approval required for the purchase of any Option Shares will not be issued or granted, (ii) such regulatory approval has not been issued or granted within six months of the date of the notice exercising the Termination Option, or (iii) Parent in its sole discretion shall so elect, Parent may exercise its Cash-Out Right pursuant to the Stock Option Agreement with respect to the Option Shares for which such regulatory approval will not be issued or granted or has not been issued or granted.

  TERMINATION. The Termination Option will terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time, (B) nine months after the first occurrence of a Purchase Event described in clauses (i) or (ii) of Section 8.2(b) of the Merger Agreement, (C) termination of the Merger Agreement in accordance with its terms prior to the occurrence of a Purchase Event, unless, in the case of clause (C), Parent has, or upon the occurrence of certain events would have, the right to receive the Termination Fee under clause (iii) of Section 8.2(b) of the Merger Agreement following such termination, in which case the Termination Option will not terminate until the later of (x) six months following the time such Termination Fee becomes payable and (y) the expiration of the period in which Parent has or may have such right to receive the Termination Fee, and (D) when the aggregate amount paid by the Company under the "cash out" provision of the Stock Option Agreement and in connection with the Termination Fee equals or exceeds $21,231,000. Notwithstanding the termination of the Termination Option, Parent will be entitled to purchase the Option Shares if it has exercised the Termination Option in accordance with the terms of the Stock Option Agreement prior to the termination of the Termination Option, and the termination of the Termination Option will not affect any rights under the Stock Option Agreement which by their terms do not terminate or expire prior to or as of such termination.

   OTHER. Pursuant to the Stock Option Agreement, the Company makes certain representations and warranties to Parent with respect to the authorization and issuance of the Option Shares and certain other representations and warranties. Further, Parent may also require the Company to cause the Shares or other securities to be issued upon exercise of the Termination Option to be registered under the Securities Act, to qualify such shares or other securities under any applicable state securities laws and to promptly file an application to list such shares or other securities on the NYSE (and any such other national securities exchange or national securities quotation system).

CONFIDENTIALITY AGREEMENT
  The following is a summary of certain provisions of the Confidentiality Agreement, dated as of April 26, 1997, between Parent and the Company (the "Confidentiality Agreement"). This summary is qualified in its entirety by reference to the Confidentiality Agreement which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to the
Schedule 14D-1. The Confidentiality Agreement contains customary provisions pursuant to which, among other matters,

Parent agreed to keep confidential all nonpublic, confidential or proprietary information furnished to it by the Company relating to the Company, subject to certain exceptions (the "Confidential Information"), and to use the Confidential Information solely for the purpose of evaluating a possible transaction involving the Company and Parent.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

  The purpose of the Offer and the Merger is for Purchaser to acquire the entire equity interest in the Company. Unless the Minimum Condition is waived, consummation of the Offer will provide Purchaser with at least a two-thirds equity interest in the Company. The Merger will allow Purchaser to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. The acquisition of the entire equity interest in the Company has been structured as a cash tender offer and a cash merger in order to provide a prompt and orderly transfer of ownership of the Company from the public stockholders of the Company to Parent. The purchase of Shares pursuant to the Offer will increase the likelihood that the Merger will be consummated.

  Parent has announced its strategy of being a national provider of a full bundle of communications services--voice, video and data. Parent plans to offer customers end to end managed network solutions and a superior high speed network that is affordable, reliable and secure. By acquiring the Company, Parent will acquire significant expertise and value-added services to supplement its data initiatives. After consummation of the Offer, Parent and Purchaser plan to assess various aspects of the Company's business and operations to identify how best to maximize the Company's strengths in implementing Parent's long-term strategy.

13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

  The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may, therefore, be delisted from such exchange. According to the NYSE's published guidelines, the NYSE could consider delisting the Shares if, among other things, the number of publicly held Shares (excluding Shares held by officers, directors, their immediate families and other concentrated holdings of 10% or more) were less than 600,000, there were less than 1,200 holders of at least 100 Shares or the aggregate market value of the publicly held Shares was less than $5 million. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of Shares on such exchanges is discontinued, the market for the Shares could be adversely affected.

  If the NYSE were to delist the Shares, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or through Nasdaq or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

  The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

  The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act may be impaired or eliminated. It is the current intention of Parent to deregister the Shares after consummation of the Offer if the requirements for termination of registration are met.

14. DIVIDENDS AND DISTRIBUTIONS.

  If, on or after the date of the Merger Agreement, the Company should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities or (c) issue or sell additional Shares (other than as specifically permitted by the terms of the Merger Agreement), shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to Purchaser's rights under Sections 1 and 16, Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

  If, on or after the date of the Merger Agreement, the Company should declare or pay any dividend on the Shares or make any distribution (including, without limitation, cash dividends, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to Purchase or its nominee or transferee on the Company's stock transfer records, then, without prejudice to Purchaser's rights under Sections 1 and 16, (a) the Offer Price may, in the sole discretion of Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (i) be received and held by the tendering stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such dividend, distribution or right and may withhold the entire purchase price for Shares tendered in the Offer or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

  Section 6.3 of the Merger Agreement prohibits the Company from taking any of the foregoing actions without the prior consent of Parent.

15. EXTENSION OF TENDER PERIOD; AMENDMENT; TERMINATION.

  Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, regardless of whether or not any of the Conditions set forth at Section 16 will have occurred or will have been determined by Purchaser to have occurred, subject to the terms of the Merger Agreement and the applicable rules of the SEC, to amend the terms and conditions of the Offer in any respect by giving oral or written notice of such amendment to the Depositary provided that without the consent of the Company, no amendment may be made which (i) decreases the price per Share or changes the form of consideration payable in the Offer, (ii) decreases the number of Shares sought in the Offer, or (iii) imposes additional conditions to the Offer or amends any other term of the Offer in any manner adverse to the holders of the Shares. In the Merger Agreement, Parent and Purchaser have agreed that if all of the Conditions set forth in Section 16 are not satisfied on the initial Expiration Date of the Offer, and if the Merger Agreement has not been terminated in accordance with its terms, Purchaser shall extend (and re-extend) the Offer to provide time to satisfy such Conditions, through the Final Termination Date. From and after the Final Termination Date, if all of the Conditions have not been satisfied on any Expiration Date of the Offer and the Merger Agreement has not been terminated in accordance with its terms, Purchaser may but shall not be obligated to extend and re-extend the Offer to provide time to satisfy such Conditions. In addition, whether or not the Conditions have been satisfied, Purchaser may extend and re-extend the Offer, from time to time, but in no event beyond November 15, 1997, if it believes such extension is advisable in order to facilitate the orderly transition of the business of the Company and to preserve and maintain the Company's business relationships. The foregoing right to extend, among other things, permits Parent to delay the consummation of the Offer if necessary or desirable to permit it to deal with business arrangements between the Company and third parties which could be terminated in the event of a change in control of the Company. WorldCom, Inc. ("WorldCom"), which is party to two such terminable arrangements with the Company, has agreed not to terminate such agreements as a result of the consummation of the Offer and the Merger. WorldCom has also entered into a letter agreement with Parent with respect to its existing and anticipated business relationships with Parent. Under that letter agreement (i) WorldCom has certain rights, following the consummation of the Offer, to terminate its arrangements with the Company if amendments to existing agreements between it and Parent are not successfully concluded and
(ii) Parent has certain rights to terminate any such amendments if WorldCom interferes with the consummation of the Offer. In light of the foregoing, Parent does not expect to utilize its right to extend the Offer beyond the date on which all Conditions are satisfied.

  Purchaser also reserves the right, in its sole discretion, subject to the terms of the Merger Agreement, in the event any of the Conditions specified in
Section 16 will not have been satisfied and so long as Shares have not theretofore been accepted for payment, to delay (except as otherwise required by applicable law) acceptance for payment of or payment for Shares or to terminate the Offer and not accept for payment or pay for Shares.

  If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

  If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer (including the Minimum Condition), Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and investor response. If prior to the Expiration Date, Purchaser should decide to increase the price per Share being offered in the Offer, such increase will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer.

16. CONDITIONS TO THE OFFER.

  Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including without limitation, Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return Shares promptly after termination or withdrawal of the Offer), pay for, or may delay the acceptance for payment of or payment for, any tendered shares, or may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act shall not have expired or been terminated, (ii) the number of Shares validly tendered and not withdrawn when added to the Shares then beneficially owned by Parent does not constitute two-thirds of the Shares then outstanding; or (iii) on or after the date of the Merger Agreement and at or before the time of payment for the Shares, any of the following events shall occur and be continuing:

    (a) there shall have occurred and be continuing (1) any general suspension of trading in, or limitation on prices for, securities on the NYSE, (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States and having had or being reasonably likely to have a Material Adverse Effect or would restrain, prohibit or delay beyond the Final Termination Date the consummation of the Offer, (4) any limitation or proposed limitation (whether or not mandatory) by any Governmental Entity, or any other event, that materially adversely affects generally the extension of credit by banks or other financial institutions, (5) from the date of the Merger Agreement through the date of termination or expiration of the Offer, a decline of at least 25% in the Standard & Poor's 500 Index or (6) in the case of any of the situations described in clauses (1) through (5) inclusive, existing at the date of the Merger Agreement, a material acceleration, escalation or worsening thereof;

    (b) (i) the representations and warranties of the Company set forth in the Merger Agreement shall not have been true and correct in any material respect on the date of the Merger Agreement or (ii) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct in any respect as of the scheduled expiration date (as such date may be extended) of the Offer as though made on or as of such date or the Company shall have breached or failed in any respect to perform or comply with any obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it except, in each case with respect to clause (ii), (x) for changes specifically permitted by the Merger Agreement and (y) (A) for those representations and warranties that address matters only as of a particular date which are true and correct as of such date or (B) where the failure of representations and warranties (without giving effect to any limitation based on "materiality," "Material Adverse Effect" or words of similar effect set forth therein) to be true and correct, or the performance or compliance with such obligations, agreements or covenants, would not in the aggregate reasonably be expected to have a Material Adverse Effect;

    (c) there shall be any action or proceeding commenced by or before, or threatened in writing by, any Governmental Entity, which has a reasonable likelihood of success and which, if decided adversely to the Company, would have a Material Adverse Effect or would restrain, prohibit or delay beyond the Final Termination Date the consummation of the Offer and if decided adversely to Parent, would have the effect of (i) making the purchase of, or payment for, some or all of the Shares pursuant to the Offer or the Merger or otherwise illegal, or resulting in a material delay in the ability of Parent or Purchaser to accept for payment or pay for some or all of the Shares, (ii) compelling Parent or Purchaser to dispose of or hold separately all or any material portion of the Company's or Parent's business or assets, (iii)making illegal, or otherwise directly or indirectly restraining or prohibiting or imposing material financial burdens, penalties or, fines or requiring the payment of material damages in connection with the making of, the Offer, the acceptance for payment of, payment for, or ownership, directly or indirectly, of some of or all the Shares by Parent or Purchaser, the consummation of the Offer or the Merger,
  (iv) otherwise preventing consummation of the Offer or the Merger, or (v) imposing limitations on the ability of Parent or Purchaser effectively (A) to acquire, hold or operate the business of the Company and its subsidiaries taken as a whole or (B) to exercise full rights of ownership of the Shares acquired by it, including, but not limited to, the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company, which, in either case, would effect a material diminution in the value of the Company or the Shares;

    (d) there shall been any law, rule or regulation enacted, promulgated, entered or deemed applicable to the Offer or the Merger Agreement or any other action shall have been taken or threatened in writing, by any Governmental Entity on or after the date of the Offer that would reasonably be expected to, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above;

    (e) the Board of Directors of the Company shall have publicly (including by amendment of its Schedule 14D-9) withdrawn or adversely modified its recommendation of acceptance of the Offer;

    (f) since the date of the Merger Agreement, there shall have occurred any event or events that, singly or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect; or

    (g) the Merger Agreement shall have been terminated in accordance with its terms, or Parent or Purchaser shall have reached an agreement or understanding in writing with the Company providing for termination or amendment of the Offer;

which, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to any such conditions, makes it in the sole discretion of Parent inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for the Shares.

  The foregoing conditions (the "Conditions") are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such Condition and may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

17. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

  GENERAL. Except as described in this Section 17, based upon a review of publicly available filings by the Company with the SEC and other publicly available information concerning the Company, neither Parent nor Purchaser is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Purchaser or Parent pursuant to the Offer, the Merger or otherwise or, except as set forth below, of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Purchaser and Parent currently contemplate that it will be sought. While Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the Company's business or that certain parts of the business of the Company or Parent might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to certain of the legal matters discussed in this Section 17. See Section 16.

  THE MERGER; DISSENTERS' RIGHTS. Under Chapter 156B of the MBCL, the affirmative vote of the holders of at least two-thirds of the outstanding Shares entitled to vote, including the Shares owned by Parent and its affiliates (including Purchaser) would be required to adopt the Merger. No dissenters' or appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company may have certain rights under Massachusetts law to dissent and demand appraisal of, and payment in cash of the fair value of, their Shares (the "Dissenting Shares"). Such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger. The foregoing summary of rights of dissenting stockholders does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise dissenters' rights. The preservation and exercise of dissenters' rights are conditioned upon strict adherence with Massachusetts law.

  In addition, the Merger will have to comply with other applicable procedural and substantive requirements of Massachusetts law, including any duties to minority stockholders imposed upon a controlling or, if applicable, majority stockholder.

  The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that if the Merger is consummated within one year of its purchase of Shares pursuant to the Offer, Rule 13e-3 will not be applicable to the Merger. Purchaser believes that if the Merger is not consummated within one year of its purchase of Shares pursuant to the Offer, Rule 13e-3 will be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

  STATE TAKEOVER STATUTES. A number of states, including Massachusetts, have adopted "takeover" statutes that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states.

  In Edgar v. MITE Corporation, the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in CTS Corp. v. Dynamics Corp. of America, addressing Indiana's Control Share Acquisition Act, the Supreme Court held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable under certain conditions, in particular, that the corporation has a substantial number of stockholders in the state and is incorporated there.

  The Company conducts business in a number of states throughout the United States, some of which have enacted "takeover" statutes. Purchaser does not know whether any of these statutes will, by their terms, apply to the Offer, and has not complied with any such statutes. To the extent that certain provisions of these statutes purport to apply to the Offer, Purchaser believes that there are reasonable bases for contesting such statutes. If any person should seek to apply any state takeover statute, Purchaser would take such action as then appears desirable, which action may include challenging the validity or applicability of any such statute in appropriate court proceedings. If it is asserted that one or more takeover statutes apply to the Offer, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to purchase or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for payment or pay for Shares tendered. See Section 15.

  ANTITRUST. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-calendar day waiting period following the filing by Parent of a Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") or unless early termination of the waiting period is granted. If, within the initial 15-calendar day waiting period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's acquisition of the Shares pursuant to the Offer and the Merger Agreement. At any time before or after Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties and state attorneys general may also bring legal action under the antitrust laws in certain circumstances. Based upon an examination of publicly available information relating to the business in which Parent and the Company are engaged, Parent and Purchaser believe that the acquisition of Shares by Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such challenge is made, of the result. See Section 16 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

  FEDERAL RESERVE BOARD REGULATIONS. The margin regulations promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock. Purchaser and Parent believe that the financing of the acquisition of the Shares will not be subject to the margin regulations.

18. FEES AND EXPENSES

  Purchaser and Parent have retained Goldman Sachs to act as the Dealer Manager and to provide certain financial advisory services in connection with the proposed acquisition of the Company. In connection with such services Parent has agreed to pay Goldman Sachs a fee of up to $4 million. Parent will also reimburse Goldman Sachs for certain reasonable out-of-pocket expenses, including reasonable attorneys' fees. Parent will also indemnify Goldman Sachs against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. Purchaser and Parent have retained D.F. King & Co., Inc. to act as the Information Agent and The First National Bank of Boston to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the federal securities laws.

  Neither Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person or entity (other than as described in the preceding paragraph) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

19. MISCELLANEOUS

  Purchaser is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  Purchaser and Parent have filed with the SEC the Tender Offer Statement on
Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 8 (except that such material will not be available at the regional offices of the SEC).

                                          GTE Massachusetts Incorporated

May 12, 1997

                                                                     SCHEDULE I

                  DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

  The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Parent and certain other information are set forth below. The address of each director and officer is GTE Corporation (for purposes of this Schedule I, "Parent" or "GTE"), One Stamford Forum, Stamford, Connecticut 06904. Unless otherwise indicated, each occupation set forth below an individual's name refers to employment with Parent. All directors and executive officers listed below are citizens of the United States. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer of Parent, or the organization indicated, for the past five years.

DIRECTORS OF PARENT

CHARLES R. LEE, 57                                          DIRECTOR SINCE 1989
-------------------------------------------------------------------------------

  Chairman and Chief Executive Officer. Mr. Lee joined GTE in 1983 as Senior Vice President-- Finance and in 1986 he was named Senior Vice President-- Finance and Planning. He was elected President and Chief Operating Officer, effective January 1, 1989, and became Chairman and Chief Executive Officer in 1992. Prior to joining GTE, he held various financial and management positions in the steel, transportation and entertainment industries. Mr. Lee is a Director of United Technologies Corporation, USX Corporation and The Procter & Gamble Company. He is a member of the Business Roundtable, a Trustee of the Board of Trustees of Cornell University, a Trustee of the National Planning Association, a member of the New American Realities Committee of the National Planning Association, a member of The Conference Board, Harvard Business School's Board of Directors of the Associates, and a Director of the Stamford Hospital Foundation. Mr. Lee is a Personal Trustee of the GTE Foundation and a member of the Strategic Issues, Planning and Technology Committee of GTE.

KENT B. FOSTER, 53                                           DIRECTOR SINCE 1992
-------------------------------------------------------------------------------
  President. Mr. Foster served as Vice Chairman of the Board of Directors from October 1993 until June 1995 and President of GTE Telephone Operations Group from January 1989 until June 1995. Since joining GTE in 1970, Mr. Foster served in a number of positions of increasing responsibility throughout the GTE system. Mr. Foster serves on the Board of Directors of Campbell Soup Company, New York Life Insurance Company and the Dallas Symphony Orchestra. He is a Trustee of The Dallas Museum of Art and a member of the Dallas Opera Executive Board. Mr. Foster is also a Personal Trustee of the GTE Foundation.

MICHAEL T. MASIN, 52                                         DIRECTOR SINCE 1989
-------------------------------------------------------------------------------

  Vice Chairman of the Board and President--International. Mr. Masin was elected Vice Chairman in October 1993 and President--International in June 1995. Prior to that, he was Managing Partner of the New York office of the law firm of O'Melveny & Myers and Co-chair of the firm's International Practice Group. Mr. Masin joined the firm in 1969 and became a partner in 1977. He is a Director of BC Telecom Inc., BC TEL, Compania Anonima Nacional Telefonos de Venezuela (CANTV), Travelers Group and VenWorld. Mr. Masin is a member of the Board of Trustees of Carnegie Hall, the Board of Directors of the China America Society, the Dean's Advisory Council of Dartmouth College, the US-Canada Private Sector Advisory Council of the Inter-American Development Board, the Business Committee of the Board of Trustees of the Museum of Modern Art, the Council on Foreign Relations, and a Personal Trustee of the GTE Foundation.

EDWIN L. ARTZT, 67                                           DIRECTOR SINCE 1984
-------------------------------------------------------------------------------

  Chairman of the Executive Committee and Director of The Procter & Gamble Company. Mr. Artzt was Chairman of the Board and Chief Executive Officer from January 1990 until July 1995. Mr. Artzt had served as Vice Chairman of the Board of The Procter & Gamble Company and President of

Procter & Gamble International since 1984. Prior to that, he was an Executive Vice President since 1980 and had served as Group Vice President for European operations. Mr. Artzt is a Director of Teradyne, Inc., Delta Air Lines, Inc., American Express Company, Barilla S.p.A. and a member of the Business Council. Mr. Artzt is Chairman of the Strategic Issues, Planning and Technology Committee and a member of the Nominating Committee and the Pension Trust Coordinating Committee of GTE.

JAMES R. BARKER, 61                                         DIRECTOR SINCE 1976
-------------------------------------------------------------------------------

Chairman of The Interlake Steamship Co. and Vice Chairman of Mormac Marine Group, Inc. and the Moran Towing Company. Mr. Barker is also a Director and a principal owner of Meridian Aggregates, Inc., a producer of aggregate products for the construction and railroad industries. Mr. Barker was formerly Chairman of the Board of Moore McCormack Resources, Inc. and Chairman of that company's operating subsidiaries since April 1971. He was also Chief Executive Officer of Moore McCormack Resources, Inc. from 1971 to January 1987. In 1969, Mr. Barker co-founded a management consulting firm, Temple, Barker & Sloane, Inc., and served in the capacity of Executive Vice President. He is a Director of The Pittston Company and Eastern Enterprises, is Vice Chairman of the Board of Trustees of Stamford Hospital, and is President of the Committee of SKULD (an Oslo, Norway based marine insurance company). Mr. Barker is Chairman of the Nominating Committee and a member of the Executive Compensation and Organizational Structure Committee and the Strategic Issues, Planning and Technology Committee of GTE.

EDWARD H. BUDD, 64                                          DIRECTOR SINCE 1985
-------------------------------------------------------------------------------

 Retired Chairman of the Board of The Travelers Corporation. From January
1994 to September 1994, Mr. Budd was Chairman of Travelers Insurance Group, Inc. Mr. Budd was elected President and Chief Operating Officer of The Travelers Corporation in 1976, Chief Executive Officer in 1981 and Chairman in 1982. He is a Director of Travelers Group, Delta Air Lines, Inc. and a member of The Business Council. He is Chairman of the Audit Committee and a member of the Nominating Committee and the Executive Compensation and Organizational Structure Committee of GTE.

ROBERT F. DANIELL, 63                                        DIRECTOR SINCE 1996
-------------------------------------------------------------------------------

  Retired Chairman, United Technologies Corporation. Mr. Daniell was elected Chairman, United Technologies Corporation, effective January 1, 1987. He relinquished the offices of President and Chief Operating Officer in February 1992 and the office of Chief Executive Officer in April 1994. Mr. Daniell was elected President and Chief Operating Officer in 1984 and named to the additional post of Chief Executive Officer, effective January 1, 1986. He was elected Senior Vice President--Defense Systems in 1983 and had served as Vice President of United Technologies from 1982 to 1983 and President of Sikorsky Aircraft from 1981 to 1983. He is a director of Shell Oil Co. and the Travelers Group Inc. Mr. Daniell is a member of the Audit Committee, the Pension Trust Coordinating Committee and the Public Policy Committee of GTE.

JAMES L. JOHNSON, 70                                         DIRECTOR SINCE 1985
-------------------------------------------------------------------------------

  Retired Chairman and Chief Executive Officer. Mr. Johnson, who retired in 1992, has been designated Chairman Emeritus by the Board. He joined GTE in 1949 and held a variety of management positions within the Telephone Operations Group. He was elected President of the GTE Telephone Operations Group in 1981, Senior Vice President of GTE and President and Chief Operating Officer of its Telephone Operations Group in December 1983, President and Chief Operating Officer of GTE in March 1986 and became Chairman and Chief Executive Officer in May 1988. Mr. Johnson is a Director of MONY (The Mutual Life Insurance Company of New York), Valero Energy Corporation, Harte-Hanks Communications, Inc., The Finover Group, Walter Industries, Inc. and CellStar Corporation. He is also a Trustee of the Joint Council on Economic Education. Mr. Johnson is a member of the Audit Committee, the Pension Trust Coordinating Committee and the Strategic Issues, Planning and Technology Committee of GTE.

RICHARD W. JONES, 72                                    DIRECTOR FROM 1966-1974
                                                    DIRECTOR SINCE JANUARY 1975
-------------------------------------------------------------------------------

  Business Consultant, PaineWebber Incorporated. From 1977 to 1988 he was Managing Director and Executive Vice President of the investment banking firm of E.F. Hutton & Company, Inc. Prior to assuming that position, Mr. Jones was associated with Paine, Webber, Jackson & Curtis Incorporated, investment bankers, having served as Senior Vice President and a Director of that firm from 1973 to 1977. Mr. Jones was also associated with Mitchum, Jones & Templeton Incorporated, investment bankers, having served as President of that firm from 1961 through 1970 and Chairman of the Board from 1970 through 1973. He is a member of the Audit Committee, the Pension Trust Coordinating Committee and the Public Policy Committee of GTE.

JAMES L. KETELSEN, 66                                        DIRECTOR SINCE 1986
-------------------------------------------------------------------------------

  Retired Chairman of Tenneco Inc. Mr. Ketelsen retired as Chairman of Tenneco in 1992. He was elected Executive Vice President--Finance of Tenneco Inc. in 1972 and was appointed Chairman and Chief Executive Officer in 1978. He is a Director of J.P. Morgan & Co. Incorporated and its principal subsidiary, Morgan Guaranty Trust Company of New York, and of Sara Lee Corporation and a Trustee of Northwestern University. Mr. Ketelsen is Chairman of the Pension Trust Coordinating Committee and a member of the Executive Compensation and Organizational Structure Committee and the Public Policy Committee of GTE.

SANDRA O. MOOSE, 55                                         DIRECTOR SINCE 1978
-------------------------------------------------------------------------------

  Senior Vice President, Director and Chair of the East Coast Practice, The Boston Consulting Group, Inc. She is a Director of Rohm and Haas Company and twenty-seven investment companies sponsored by The New England Funds, an Overseer of the Beth Israel Deaconess Medical Center, a Trustee of the Boston Public Library and a Director of the Harvard University Graduate School Alumni Association. She is Chairperson of the Public Policy Committee and a member of the Audit Committee and the Strategic Issues, Planning and Technology Committee of GTE.

RUSSELL E. PALMER, 62                                        DIRECTOR SINCE 1984
-------------------------------------------------------------------------------

  Chairman and Chief Executive Officer, The Palmer Group. Mr. Palmer was formerly Dean, The Wharton School, University of Pennsylvania from 1983 until June 1990. Prior to that, he was Managing Director and Chief Executive Officer of Touche Ross International (now Deloitte and Touche), a worldwide accounting firm. Mr. Palmer joined Touche Ross in 1956 and was elected Managing Director of Touche Ross International in 1974. Mr. Palmer is a Director of Bankers Trust New York Corporation and its subsidiary, Bankers Trust Company, May Department Stores Company, Allied-Signal, Inc., Safeguard Scientifics, Inc. and Federal Home Loan Mortgage Corporation. He has been President of the Financial Accounting Foundation and a member of the Board of Directors of the American Institute of Certified Public Accountants. Mr. Palmer is a former member of the Presidential Commission on Management Improvement and serves on the boards of a number of charitable and civic organizations. He is Chairman of the Executive Compensation and Organizational Structure Committee and a member of the Nominating Committee and the Strategic Issues, Planning and Technology Committee of GTE.

ROBERT D. STOREY, 61                                         DIRECTOR SINCE 1985
-------------------------------------------------------------------------------

  Partner with the Cleveland law firm of Thompson, Hine & Flory LLP. Mr. Storey previously was a partner with the Cleveland law firm of McDonald, Hopkins, Burke & Haber Co., L.P.A. Mr. Storey joined its predecessor firm in 1967 and became a partner in 1971. In 1964 he began his career as an attorney with The East Ohio Gas Company and in 1966 he became Assistant Director of The Legal Aid Society of Cleveland. He is a Director of Bank One, Cleveland, The Procter & Gamble Company and May Department Stores Company. Mr. Storey is a Trustee of Case Western Reserve University, the Kresge Foundation and the George Gund Foundation and a former Trustee of Phillips Exeter Academy, Cleveland State University and Overseer of Harvard University. He is a member of the Audit Committee, the Nominating Committee and the Public Policy Committee of GTE.

EXECUTIVE OFFICERS OF PARENT

CHARLES R. LEE (see above).

KENT B. FOSTER (see above).

MICHAEL T. MASIN (see above).

WILLIAM P. BARR, 46

  Senior Vice President and General Counsel since 1994. Prior to joining GTE, Mr. Barr was a partner at the law firm of Shaw, Pittman, Potts & Trowbridge since 1993. From 1991 to 1993 he served as Attorney General of the United States.

ROBERT C. CALAFELL, 56

  Senior Vice President--Corporate Planning and Development since 1995.

ARMEN DER MARDEROSIAN, 59

  Senior Vice President--Technology and Systems since 1995.

J. MICHAEL KELLY, 40

  Senior Vice President--Finance since 1994.

J. RANDALL MACDONALD, 48

  Senior Vice President--Human Resources and Administration since 1995.

DAN J. COHRS, 44

  Vice President and Treasurer since 1995. Prior to that, Mr. Cohrs served as Assistant Treasurer of GTE from 1993 to 1995. He joined GTE from Northwest Airlines where he was Vice President--International Finance.

GEOFFREY C. GOULD, 45

  Vice President--Government and Regulatory Affairs since 1995.

HARVEY W. GREISMAN, 48

  Vice President--Corporate Communications since 1997.

JOHN P. Z. KENT, 56

  Vice President--Taxes since 1989.

LAWRENCE W. WHITMAN, 45

  Vice President and Controller since 1995.

MARIANNE DROST, 47

  Secretary since 1985.

                       DIRECTORS AND EXECUTIVE OFFICERS
                                 OF PURCHASER

  The name of each director and executive officer of Purchaser are set forth below. The present principal occupation or employment and five-year employment history of such persons are set forth earlier in this Schedule I. The address of each director and officer is GTE Massachusetts Incorporated, c/o GTE Corporation, One Stamford Forum, Stamford, Connecticut 06904. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Purchaser. All directors and executive officers listed below are citizens of the United States.

  ROBERT C. CALAFELL, Director and President.

  JAMES A. ATTWOOD, Director, Vice President and Treasurer. Mr. Attwood joined GTE Service Corporation in 1995 and is Vice President--Corporate Planning and Development. Prior to that he was an investment banker at Goldman, Sachs & Co. Mr. Atwood is 39 years old.

  MARIANNE DROST, Director and Clerk.

  The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank or other nominee to the Depository at one of its addresses set forth below.

                       The Depositary for the Offer is:

                       THE FIRST NATIONAL BANK OF BOSTON

                            Facsimile Transmission
                       (For Eligible Institutions Only)

                                (617) 575-2233

         By Mail:                   By Overnight Delivery:             By Hand:
 Corporate Reorganization     The First National Bank of Boston   Securities Transfer & Reporting
        Department           Corporate Reorganization Department         Services, Inc.
      P.O. Box 1889                    M/S 45-02-53                   55 Broadway--3rd Floor
       M/S 45-02-53                  150 Royall Street                  New York, New York
  Boston, Massachusetts              Canton, MA 02021                         10006
        02105-1889                                                 Attention: Delivery Window

      Confirm Receipt of Notice of Guaranteed Delivery:

                                (800) 225-5160

  Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone numbers and location listed below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.

                          77 Water Street, 20th Floor
                           New York, New York 10005

                           (212) 269-5550 (collect)
                                      or
                        CALL TOLL FREE: (800) 290-6430

                    The Dealer Managers for the Offer are:

                             GOLDMAN, SACHS & CO.

                                85 Broad Street
                           New York, New York 10004
                                (212) 902-1000